Exhibit 10.1

AIRCRAFT LEASE
(S/N 525-0497)

DATED AS OF October 5, 2007,

Between

BANC OF AMERICA LEASING & CAPITAL, LLC
as Lessor

and

Ahern Rentals, Inc. and Don F. Ahern
as Lessee

EXHIBIT A – Definitions

Special Tax Indemnity Rider*
Insurance Addendum
Closing Terms Addendum
Purchase, Early Purchase and Renewal Option Addendum
Return Addendum

Lease Supplement

Schedule No. 1 to Lease Supplement
Schedule No. 2 to Lease Supplement
Schedule No. 2-A to Lease Supplement*
Schedule No. 3 to Lease Supplement*

*                            to be deleted from FAA filing copy and copy of lease to be placed on-board the Aircraft

This AIRCRAFT LEASE (S/N 525-0497) (together with all Supplements, Exhibits, Riders and Addenda hereto, the “Lease”) is made and entered into as of October 5, 2007, by and between BANC OF AMERICA LEASING & CAPITAL, LLC (“Lessor”), and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”). Certain capitalized terms as used in this Lease are defined in Exhibit A hereto, and such definitions are incorporated herein and made a part hereof as though set forth in full herein.

SECTION 1. LEASE OF AIRCRAFT. Subject to the terms and conditions provided in this Lease, Lessor agrees to lease the Aircraft to Lessee, and Lessee agrees to lease the Aircraft from Lessor. Lessor hereby appoints. Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Aircraft from Supplier. The execution by Lessee of the Lease Supplement will evidence that the Aircraft is leased under, and is subject to all of the terms, provisions and conditions of, this Lease and shall constitute Lessee’s unconditional and irrevocable acceptance of the Aircraft for all purposes of this Lease.

SECTION 2. CLOSING CONDITIONS. Lessor’s obligations to purchase the Aircraft from Supplier and to lease the Aircraft to Lessee shall be conditioned upon the satisfaction of all of the following conditions: (a) Lessor receives the Required Documents and Purchase Documents, in form and substance satisfactory to Lessor, at least one (1) Business Day prior to the anticipated closing date; (b) all representations and warranties in this Lease, including the Lease Supplement, are true and correct; (c) Lessee accepts the Aircraft from Supplier on Lessor’s behalf, under the Purchase Documents and under this Lease, on the Acceptance Date (which date shall be no later than the Last Acceptance Date); (d) FAA Counsel confirms to Lessor that (i) it has received in escrow all of the Aviation Documents, and (ii) upon filing the Aviation Documents, title to the Airframe and the Engines will be vested in Lessor, and the Aircraft (including the Airframe and Engines) will be free and clear of all Liens, other than this Lease: (e) Lessee (i) confirms to Lessor that it is a Transacting User Entity with the International Registry, (ii) identifies its Administrator to Lessor and (iii) has appointed a Professional User Entity satisfactory to Lessor; (f) Lessee and Supplier each authorizes (i) the release from escrow of all Required Documents and Aviation Documents held by Lessor, its FAA Counsel, other counsel or Lessor and/or Lessee’s Professional User Entity, (ii) Lessor, FAA Counsel or Lessor and/or Lessee’s Professional User Entity to file Aviation Documents and any other filings at the FAA, with the International Registry and any other applicable filing offices, and (iii) its Professional User Entity to consent to the registration of any International Interests permitted or required by Lessor (including authorization to effect the Final Consent); provided, such authorization shall be deemed to have been automatically made by Lessee (whether or not so confirmed) immediately upon the receipt by Lessee, Supplier or any other Person (as directed in any pay proceeds letter executed by Lessee in connection with this Lease) of the funds constituting the Lessor’s Cost. Lessee acknowledges and agrees that (i) any advance of funds by Lessor prior to the satisfaction of all of the preceding conditions shall not constitute a wavier by Lessor of any such condition, and (ii) Lease shall be irrevocably obligated to satisfy all of such conditions prior to the FAA filing deadline on the day on which such funds are received.

SECTION 3. TERM AND RENT.

(a) Term. The Lease of the Aircraft to Lessee shall commence on the Acceptance Date and end on the Expiration Date, unless extended or earlier terminated or cancelled pursuant to this Lease.

(b) Rent. Lessee shall pay to Lessor the following daily and periodic rent amounts (“Basic Rent”) (i) on the Acceptance Date, an amount equal to the product of the Daily Rent Percentage times the Lessor’s Cost, for each day starting with the Acceptance Date, to but excluding the Rent Commencement Date (“Daily Rent”), and (ii) on the First Basic Rent Date and on each Basic Rent Date following that date, an amount equal to the product of the Lessor’s Cost multiplied by the applicable Basic Rent Percentage set forth on Schedule No. 2A for the Basic Rent number corresponding to any such Basic Rent Date. Lessee shall also pay the following amounts as “Supplemental Rent” (together with all Basic Rent and Daily Rent, the “Rent”): (i) as and when due, any other amount that Lessee is obligated to pay under this Lease to Lessor or others (including, Casualty Value and/or any amounts due pursuant to any Addendum or Rider hereto), (ii) interest accruing at the Late Payment Rate on any Rent not paid when due, until paid, and (iii) the Administrative Charge with respect to any Rent not paid when due (as compensation to Lessor for the expenses attributable to Lessee’s failure to pay, and not as a penalty). Lessee’s obligation to pay Supplemental Rent shall survive the expiration, cancellation or other termination of this Lease. All payments of Rent shall be made to Lessor, in United States Dollars (“U.S. Dollars”), in immediately available funds on the date payable hereunder at the address designated by Lessor for payment, or by wire transfer to an account specified by Lessor, or at such other address or to such other Person as Lessor may direct by notice in writing to Lessee.

SECTION 4. TITLE; QUIET ENJOYMENT. Lessee acknowledges and agrees that upon Lessor’s acquiring the Aircraft on the Acceptance Date, Lessor is and shall remain the owner of the Aircraft (unless Lessor sells the Aircraft pursuant to an applicable provision of this Lease), and Lessee shall not acquire any right, title or interest in or to the Aircraft except the right to use the Aircraft pursuant to the terms of this Lease. Lessor warrants that during the Term, so long as no Event of Default has occurred and is continuing, Lessee’s possession and use of the Aircraft shall not be interfered with by Lessor or anyone rightfully claiming an interest through Lessor. The preceding warranty is in lieu of all other warranties by Lessor, whether written, oral or implied, with respect to this Lease or the Aircraft, and without limiting the provisions of Section 7 hereof, any actual or purported breach of this warranty shall not give rise to any Abatement, and Lessor shall not be deemed to have modified in any respect the obligations of Lessee pursuant to Section 7 hereof, which obligations are and shall remain absolute, irrevocable and unconditional under all events and circumstances whatsoever.

SECTION 5. DISCLAIMER AND ASSIGNMENT OF WARRANTIES. EXCEPT AS PROVIDED IN SECTION 4, LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT, INCLUDING ANY ENGINE, PART OR RECORD, OR ANY MATTER WHATSOEVER, INLCLUDING, THE AIRCRAFT’S DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY LESSEE), COMPLIANCE OF THE AIRCRAFT WITH ANY APPLICABLE LAW, CONFORMITY OF THE AIRCRAFT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE DOCUMENT OR TO THE DESCRIPTION SET FORTH IN THIS LEASE, OR ANY INTERFERENCE OR INFRINGEMENT (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4), OR ARISING FROM ANY DEFECTS OR FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE, NOR SHALL LESSOR BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT; AND LESSEE HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. Without limiting the foregoing, Lessor will not be responsible to Lessee or any other Person with respect to, and Lessee agrees to bear sole responsibility for, any risk or other matter that is the subject of Lessor’s disclaimer. So long as no Event of Default has occurred, Lessee may exercise Lessor’s rights, if any, under any warranty of Manufacturer or Supplier with respect to the Aircraft. Lessee’s exercise of such rights shall be at its sole cost and risk, shall not result in any prejudice to Lessor, and may be exercised only during the Term. Lessee shall not attempt to enforce any such warranty by legal proceeding without Lessor’s prior written approval.

SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LESSEE. Lessee represents, warrants and agrees as follows:

(a) Due Organization, Name, Organizational Number, Etc. Corporate Lessee has the form of business organization indicated and is and will remain duly organized and existing in good standing under the laws of the state specified in Schedule No. 2 and is duly qualified to do business wherever necessary to perform its obligations under this Lease, including the jurisdiction of the Primary Hanger Location. Lessee’s exact legal name is as shown in the caption of this Lease; Corporate Lessee’s federal tax identification number is as respectively set forth in Schedule No. 2; Corporate Lessee’s organizational identification number and the address of Lessee’s mail, chief executive offices and principal place of business are all as respectively set forth in Schedule No. 2. Corporate Lessee agrees that it shall not change its name, organizational number or any such address without prior written notice to Lessor. Within the previous six (6) years Corporate Lessee has not changed its name, done business under any other name, changed its chief place of business from its present location, or merged or been the surviving entity of any merger, except as disclosed to Lessor in writing. The information set forth in Schedule No. 2 pertaining to Ahern are true and correct. Lessee is “situated” in a country that has ratified or acceded to the Cape Town Convention within the meaning of Article 4 of the Convention.

(b) Due Authorization; No Violation. This Lease has been duly authorized by all necessary action on the part of Lessee consistent with its form of organization, does not require the approval of, or giving notice to, any governmental authority and does not contravene or constitute a default under any Applicable Law, certificate or articles of incorporation or organization or by-laws or partnership certificate or agreement, or any agreement, indenture, or other instrument to which Lessee is a party or by which it may be bound.

(c) Enforceability. This Lease has been duly executed and delivered by authorized representatives or Lessee and constitutes a legal, valid and binding obligation of Lessee enforceable in accordance with its terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws, and the equitable discretion of any court of competent jurisdiction.

(d) Litigation; Claims. There are no proceedings pending or, so far as the officers, managers, or members of Corporate Lessee know, threatened against or affecting Corporate Lessee or any of its property before any court, administrative officer or administrative agency that could impair Corporate Lessor’s title to the Aircraft or that, if decided adversely, could affect the financial condition or operations of Corporate Lessee or the ability of Corporate Lessee to perform its obligations under this Lease. There are no proceedings pending or, threatened against or affecting Ahern or any of her/his property before any court, administrative officer or administrative agency that, if decided adversely, could affect the personal net worth or assets of Ahern or the ability of Ahern to perform her/his obligations under the Lease. Lessee has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the Manufacturer or Supplier of the Aircraft, or of any Engine or part thereof for breach of warranty or otherwise.

(e) Good Title. Lessor will be the owner of the Aircraft as of the Acceptance Date and will have good and marketable title to the Aircraft, free and clear of all Liens other than any Liens created in favor of Lessor under this Lease.

(f) No Competing Lienholders. No Lien exists, or will hereafter attach, against the Aircraft, the Rent or any other rights under this Lease, or any Collateral, or any interest of Lessee or Lessor therein (other than any Lessor’s Liens), pursuant to any mortgage, conditional sale or security agreement or other agreement to which Lessee or any Person claiming through Lessee is a party, nor will any of the transactions contemplated under this Lease constitute a breach of any provision of any such agreement. No other International Interests have been or will be registered with the International Registry except for Permitted Liens.

(g) Transacting User Entity. Lessee is a Transacting User Entity, has appointed an Administrator and has designated a Professional User Entity. Lessee has paid all required fees and taken all actions necessary to enable Lessor to register any International Interest with the International Registry.

(h) Power to Lease. Lessee has the power to Lease the Aircraft from Lessor pursuant to this Lease and to grant any security interests described herein or in any Lease Document, each within the meaning of Article 7(b) of the Convention.

(i) Consent to International Registry Filing(s). Lessee hereby consents to the registration of any International Interest arising in connection with this Lease and/or any Lease Document in favor of Lessor and hereby authorizes its Professional User Entity to consent to the registration (including all Final Consents thereto) of any International Interest with the International Registry upon request therefor by Lessor. At closing, Lessee hereby agrees to authorize its Professional User Entity to consent to the registration(s) of any International Interests.

(j) No Termination; Non-Consensual Liens. No International Interest created in favor of Lessor shall be discharged without Lessor’s prior written consent. Lessee shall promptly cause any non-consensual lien that is filed on the International Registry to be discharged.

(k) Engines. Each of the Engines has at least 1,750 pounds of thrust or its equivalent.

(l) Airframe. The Airframe is type certified by the FAA to transport at least eight people (including crew) or goods in excess of 2,750 kilograms.

(m) Collateral Description. The information contained on Schedule No. 1(including the registration number of the Airframe, the serial numbers of the Airframe and the Engines, and manufacturer and model numbers of the Airframe and Engines) are true and accurate in all respects.

(n) Not a Consumer Transaction. The transaction contemplated in this Lease is not a “consumer transaction” as defined in the UCC and the Aircraft and any Collateral was not or will not be purchased or held primarily for personal, family, or household purposes.

SECTION 7. NET LEASE. This Lease is a net lease, and Lessee acknowledges and agrees that (a) Lessee’s obligation to pay, and Lessor’s right to receive, all Rent in accordance with this Lease shall be absolute, irrevocable, independent and unconditional and shall not be subject to (and Lessee hereby waives and agrees not to assert) any abatement, reduction, setoff, defense, counterclaim or recoupment (collectively, “Abatements”) for any reason or under any circumstance whatsoever as to any such Rent, and without limiting the foregoing, Lessee also hereby waives any and all existing and future claims to any Abatement against or with respect to such Rent, (b) it will pay all such Rent regardless of any Abatement, and (c) this Lease, and Lessee’s payment and other obligations hereunder, are non-cancelable and non-terminable by Lessee (except as expressly provided in any Addendum).

SECTION 8. TAXES. Lessee agrees to: (a) (i) if permitted by law, file in Lessee’s own name or on Lessor’s behalf, directly with all appropriate taxing authorities all registrations, declarations, returns, inventories and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft, and if not so permitted by law, to promptly notify Lessor and provide it with all information required in order for Lessor to timely file all such declarations, returns, inventories, or other documentation, and (ii) pay on or before the date when due all such taxes assessed, billed or otherwise payable with respect to the Aircraft directly to the appropriate taxing authorities or, if such payment is not allowed under Applicable Law, directly to Lessor, (b) (i) pay when due as requested by Lessor, and (ii) defend and indemnify Lessor on a net after-tax basis against liability for all license and/or registration fees, assessments, and sales, use, property, excise, privilege, value added and other similar taxes (including any related interests or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon the Aircraft or with respect to landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing (pursuant to this Lease, any sublease, or otherwise), chartering, operation, possession, use, return, or other disposition thereof or the Rent or other rentals hereunder (other than taxes on or measured solely by the net income of Lessor), and (c) defend and indemnify Lessor against any penalties, charges, interests or costs imposed with respect to any items referred to in (a) and (b) above (the items referred to in (a), (b), and (c) above being referred to herein as “Impositions”). Any Impositions which are not paid when due and which are paid by Lessor shall, at Lessor’s option, become immediately due from Lessee to Lessor. In addition, Lessee shall pay, indemnify Lessor for, and hold Lessor harmless on a net after-tax basis from and against any imposition on or measured by the net income of Lessor imposed against Lessor by any local or foreign government or other local or foreign taxing authority if Lessor would not have incurred such Imposition or any similar imposition (it being acknowledged that incremental increases in net income tax of Lessor caused by payments under this Lease are not indemnifiable if Lessor is otherwise subject to the taxing jurisdiction of such local or foreign government or taxing authority) but for the operation or presence of the Aircraft within the jurisdiction imposing it. Lessee’s obligations under this Section 8 shall survive any expiration, cancellation or other termination of this Lease.

SECTION 9. COMPLIANCE, USE AND MAINTENANCE.

(a) Compliance and Use. On the Acceptance Date, and at all times thereafter until the Aircraft is returned to Lessor pursuant to this Lease, Lessee shall cause the Aircraft to be and remain duly registered in only Lessor’s name at the FAA, in accordance with the Transportation Code. Lessee agrees to comply with all Applicable Law related to this Lease and/or the Aircraft, including its operation, maintenance and security. Except as otherwise agreed to herein, Lessee will operate the Aircraft under and in compliance with Part 91 of the FARs, for purposes that are incidental to Lessee’s business, and in a manner that is consistent with the transactions hereunder being deemed commercial (and not consumer) transactions under Applicable Law. Unless otherwise expressly permitted hereunder (it being acknowledged that the Management Agreement is a permitted exception), Lessee shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs. The Aircraft shall be used solely in a passenger configuration for which Lessee is duly authorized by the FAA. Lessee will not operate or permit the Aircraft to be operated in any manner at any time or in any geographic area when or where insurance required by the provisions hereof shall not be in effect. Unless otherwise expressly permitted by Section 12 hereof, Lessee shall (i) retain operational control of the Aircraft at all times from the Acceptance Date until returning the Aircraft in accordance with this Lease; and (ii) base the Aircraft at the Primary Hangar Location, or upon written notification to Lessor, at the New Hangar Location as set forth in Schedule No. 2. The Aircraft will, at all times be operated by duly qualified pilots having (a) the required FAA type rating for the Aircraft, (b) the required FAA pilot certificates and ratings, (c) a valid FAA Medical Certificate, (d) satisfied all security requirements imposed by any governmental authority having jurisdiction and (e) met any and all requirements established and specified by (i) the FAA, the Transportation Security Administration and any other applicable government authority and (ii) the insurance policies required under this Lease.

(b) Use Outside of U.S. The Aircraft shall be operated, used and located solely within the Continental U.S.; provided, that Lessee may fly the Aircraft temporarily to any country in the world for any purpose expressly permitted under this Lease. Notwithstanding the foregoing, the Aircraft shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise), (i) which is excluded from the required insurance coverages, or would otherwise cause Lessee to be in breach of the insurance requirements or other provisions, of this Lease, (ii) in any area of recognized or threatened hostilities, (iii) in violation of any Applicable Law, including any U.S. law or United Nations Security Council Directive, (iv) to the extent that payment of any claim under the insurance required hereunder directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, (v) with which the U.S. does not maintain favorable diplomatic relations, or (vi) in a manner that causes it to be deemed to have been used or operated “predominantly” outside of the United States, as that phrase is used in Section 168(g)(1)(A) of the Code.

(c) Maintenance and Operation. During the Term, Lessee shall (i) maintain, inspect, service, repair, overhaul and test the Airframe and each Engine and any APU in accordance with all Maintenance Requirements, all Applicable Law, and, if more stringent, prevailing industry standards, and (ii) maintain (in the English language) all Records in accordance with the Applicable Law and all Maintenance Requirements, and as required under this Lease. All maintenance procedures shall be performed in accordance with all Applicable Law and by properly trained, licensed, and certified maintenance sources and maintenance personnel utilizing replacement parts approved by the FAA and the Manufacturer, so as to keep the Airframe and each Engine, any APU and each Part in good operating condition, ordinary wear and tear, from proper use alone, excepted, and to enable the airworthiness certificate for the Aircraft to be continually maintained. Without limiting the foregoing, Lessee shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.

(d) Loaner Engines. In the event any Engine is damaged, being inspected, repaired or overhauled and provided no Event of Default or Default has occurred. Lessee, at its option, may temporarily substitute another engine of the same make and model as the Engine being repaired or overhauled (any such substitute engine being hereinafter referred to as a “Loaner Engine”) during the period of such repair or overhaul, and provided further (i) installation of the Loaner Engine is performed by a maintenance facility certified by the FAA and manufacturer with respect to an aircraft of this type, (ii) the Loaner Engine is removed and the repaired or overhauled original Engine is reinstalled on the Airframe promptly upon completion of the repair or overhaul but in no event later than the earlier of ninety (90) days after removal, or the expiration, cancellation or earlier termination of this Lease, and (iii) the Loaner Engine is free and clear of any Lien that might impair Lessor’s rights or interests in the Aircraft and is maintained in accordance herewith.

(e) Additions, Alterations and Replacement Parts. Lessee may install on the Aircraft any additional accessory, device or equipment (“Additions”) but only if such Additions (i) are ancillary to the Aircraft; (ii) are not required to render the Aircraft complete for its intended use by Lessee; (iii) will not impair the originally intended function or use of the Aircraft or diminish the value of the same; (iv) can be readily removed without causing material damage to the Aircraft; and (v) do not result in a Tax Loss. Title to each Addition not removed prior to the return of the Aircraft to Lessor shall immediately vest in Lessor upon such return without any payment by, or any cost or expense to, Lessor. Lessee shall make any alteration or modification (“Alterations”) to the Aircraft that may at any time during the Term be required to comply with airworthiness directives or other Applicable Law. Lessee will promptly replace all Parts that become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever. Lessee shall repair all damage to the Aircraft resulting from the installation and removal of Additions and/or Alterations so as to restore the Aircraft to its condition prior to installation. Alterations and/or replacement parts shall be deemed accessions, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor. Except as permitted under this Section 9(e), Lessee will not modify the Aircraft (including any change in configuration) or affix or remove any accessory to the Aircraft leased hereunder.

(f) Aircraft Marking. Lessee agrees to (i) prominently display on the Aircraft the FAA Registration number, specified in Schedule No. 1 or such other “N” number as has been approved by and exclusively reserved to Lessor in its name and duly recorded with the FAA; and (ii) notify Lessor in writing thirty (30) days prior to making any change in the appearance or coloring of the Aircraft.

(g) Security. Without limiting Lessee’s indemnities and other agreements under this Lease, Lessee hereby: (i) expressly assumes sole responsibility for the determination and implementation of all security measures and systems necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts, and (ii) agrees to provide to Lessor promptly upon request with evidence of Lessee’s compliance with its obligations under this Section 9(g) (but in no event shall Lessor, in its capacity as lessor, owner or otherwise, be deemed to have any duty with respect to any security measures imposed by this Lease or Applicable Law, whether or not complied with the Lessee, and (iii) acknowledges and agrees that its full and exclusive assumption of responsibility for the matters covered in this Section 9(g) are of the essence of this Lease and a condition to Lessor’s participation in the transactions contemplated herein).

SECTION 10. LOSS OR DAMAGE.

(a) Event of Loss with Respect to the Aircraft. Upon the occurrence of any Event of Loss with respect to the Airframe and/or Aircraft, Lessee shall notify Lessor within five (5) days of the date thereof. On (i) the next Basic Rent Date following the date of such notice, or (ii) if such Event of Loss occurs after the Last Basic Rent Date, within thirty (30) days after such notice (any such date described in subclause (i) or (ii) above the “Casualty Payment Date”), Lessee shall pay to Lessor any Rent then due, plus the Casualty Value of the Aircraft determined as of the Casualty Payment Date, (but if the Casualty Payment Date is after the last Basic Rent Date, the Casualty. Value for such date shall be the amount equal to the Lessor’s Cost multiplied by the applicable percentage set forth on Schedule No. 3 for the last Basic Rent Date or the corresponding Basic Rent number), together with interest at the Late Payment Rate for the period (if any) from the Casualty Payment Date through the date of payment. Upon making the applicable payment required hereby, Lessee’s obligation to pay further Basic Rent for the Aircraft subsequent to such payment shall cease, but Lessee shall remain liable for, and pay as and when due, all Supplemental Rent. If recoverable, Lessor shall be entitled to recover possession of the Aircraft and to any salvage value in excess of the Casualty Value paid to Lessor, but subject to the requirements of any third party insurance carrier in order to settle an insurance claim. Lessor shall be entitled to receive and retain all amounts payable by the Manufacturer with respect to a Return to manufacturer or by any governmental authority with respect to any Requisition of Use, as the case may be, except that such amounts received in good collected funds shall be applied against Lessee’s obligation to pay Casualty Value and any other amounts then payable to Lessor under the Lease Documents or, so long as no Event of Default has occurred, remitted to Lessee (up to the amount of the Casualty Value paid by Lessee to Lessor in good and indefeasible funds). Lessor shall be under no duty to Lessee to pursue any claim against any Person in connection with an Event of Loss.

(b) Event of Loss with Respect to an Engine or an APU. Upon an Event of Loss with respect to any Engine or any APU, but not the Airframe on which it was installed, Lessee shall (i) give Lessor prompt written notice thereof, (ii) by the earlier of the ninetieth (90th) day after the occurrence of such Event of Loss or the receipt of the applicable insurance proceeds, if any, duly convey to Lessor title to an engine or APU, as applicable, of the same make and model number as the Engine or any APU suffering the Event of Loss, and (iii) comply with the other provisions of this Section 10(b). Such engine or any APU, as applicable, shall be free and clear of all Liens, have a value, utility, and useful life at least equal to, and be in as good an operating condition as, the Engine or any APU suffering the Event of Loss, assuming such Engine or any APU was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Lessee shall furnish to Lessor such documents to evidence such conveyance as Lessor shall request. Upon full compliance by Lessee with the terms of this paragraph, Lessor will transfer to Lessee all of Lessor’s right, title and interest, if any, in and to such Engine or any APU, which transfer shall be “AS-IS, WHERE-IS”. Each such replacement engine or APU, as applicable, shall, after such conveyance to Lessor, be deemed as “Engine” or “APU”, as applicable, as defined herein and shall be deemed part of the same Aircraft as was the Engine or any APU replaced thereby.

(c) Risk of Loss. Lessee shall bear the risk of loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Aircraft and shall not be released from its obligations hereunder in the event of any damage or Event of Loss to the Aircraft or any part thereof. Without limiting any other provision hereof, Lessee shall repair all damage to the Aircraft from any and all causes, including as provided in Sections 9(c) and (e), and shall provide written notice to Lessor of any Material Damage concurrently with its report of same to the applicable governmental authority, and if no such report is required, within ten (10) days of the occurrence of such damage. The required notice must be provided together with any damage reports provided to the FAA or any other governmental authority, the insurer or Supplier, and any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges.

(d) Credit for Insurance Payments. If Lessor receives a payment under an insurance policy required under this Lease in connection with an Event of Loss of an Airframe and/or an Engine or any APU, and such payment is both unconditional and indefeasible, then provided no Default or Event of Default shall have occurred, and Lessee shall have compiled with the provisions of Section 10(a) or 10(b), Lessor shall either (i) remit such proceeds to Lessee up to an amount equal to (A) the amount paid by Lessee to Lessor as the Casualty Value pursuant to Section 10(a), or (B) the amount of the replacement costs actually incurred by Lessee with respect to the replacement of any Engine or APU pursuant to Section 10(b), or (ii) credit such proceeds against any amounts owed by Lessee pursuant to Section 10(a). Any excess insurance proceeds shall be retained by Lessor.

SECTION 11. INDEMNIFICATION. Lessee shall indemnify, protect, save, defend and keep harmless Lessor, its agents, employees, officers, directors, shareholders, subsidiaries, affiliates and Assignees (each an “Indemnitee”), on a net after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, demands, costs, expense and disbursements (including legal fees and expenses) of any kind and nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against any Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of (a) this Lease or any of the other Lease Documents, or the performance, breach (including any Default or Event of Default) or enforcement or any of the terms hereof or thereof, or (b) the Aircraft, including the assertion or enforcement of any manufacturer’s, vendor’s, dealer’s or other supplier’s warranties on the Aircraft or any part thereof, or the manufacture, inspection, construction, purchase, pooling, interchange, acceptance, rejection, ownership, titling or re-titling, delivery, lease, sublease, charter, possession, use, operation, maintenance, management, security, condition, registration or re-registration, sale return, removal, repossession, storage or other disposition of the Aircraft or any part thereof or any accident in connection therewith, including, Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable), for patent, trademark or copyright infringement and for any other risk or matter, the responsibility for which Lessee has agreed to bear in Section 5, including any of the same that result in injuries, death, destruction, or other harm or loss to Persons or property, without regard as to who may have operational control of the Aircraft from time to time. Notwithstanding the foregoing. Lessee shall not be required to indemnify an Idemnitee under this Section 11 for (i) any Claim caused solely and directly by the gross negligence or willful misconduct of such Indemnitee (except as imputed by law), (ii) any impositions, or (iii) any Claim in respect of the Aircraft arising from acts or events which occur after (A) the Aircraft has been redelivered to Lessor in accordance with this Lease, and (B) any and all other obligations of any kind whatsoever of Lessee under this Lease have been fully paid or performed, as the case may be, unless any such Claims were caused by Lessee, or anyone claiming through Lessee, or resulted directly or indirectly, from any acts, events, or omissions of any kind whatsoever during the Term of this Lease. Lessee’s obligations under this Section 11 shall survive any expiration, cancellation or other termination of this Lease. If any Claim is made against Lessee or an Indemnitee, the party receiving notice of such Claim shall promptly notify the other, but the failure of the party receiving notice to so notify the other shall not relieve Lessee of any obligation hereunder.

SECTION 12. ASSIGNMENT AND SUBLEASE.

(a) Lessee’s Conveyances; and Liens. Except as expressly permitted below, Lessee shall not sell (or offer or advertise the sale of), assign, charter, sublease, timeshare, pool, interchange, convey, mortgage or otherwise transfer or encumber this Lease, the Aircraft, including any Engine, any APU or any Part or any Collateral, or its interest with respect thereto, and any such transfer or encumbrance, whether by operation of law or otherwise, shall be null and void, in all respects. In addition, Lessee shall not relinquish possession of the Airframe, any APU, or any Engine or Part or install any APU or any Engine or Part, or permit any APU or any Engine or Part to be installed, on any Airframe other than the Airframe leased hereunder except as expressly set forth herein. The foregoing shall not be deemed to prohibit the delivery of possession of the Aircraft, any APU, any Engine or Part to another Person for testing, service, repair, maintenance, overhaul or, to the extent permitted hereby, for alteration or modification. Lessee will not create or suffer to exist any Liens on or with respect to the Aircraft, any APU, any Engine or Part, any Collateral, or Lessee’s interest therein other than Permitted Liens. Lessee will promptly take such action as directed by Lessor to duly discharge any such Lien. If Lessee fails to remove a Lien, Lessor may take such action as it deems appropriate to remove such Lien, but without waiving its other rights hereunder. Lessee shall reimburse Lessor on demand for any costs incurred by Lessor in connection with such action, together with interest at the Late Payment Rate.

Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is continuing, Lessee may contract with Manager to provide certain management services with respect to the Aircraft, and to charter the Aircraft to any customer of Manager from time to time pursuant to the Management Agreement, in each case, as specified in the Consent to Management Agreement, subject to the satisfaction of the following conditions: (i) Manager (A) is and remains a solvent, domestic company holding a current and valid Air Carrier Certificate issued by the FAA, and (ii) the Management Agreement and any such charter entered into pursuant thereto (A) do not convey any Lien or other interest in or against the Aircraft, and (B) expressly (1) remain, subject and subordinate to this Lease and the rights of Lessor hereunder and in and to the Aircraft, (2) do not permit any further disposition, (3) do not contain provisions that are inconsistent with the provisions of this Lease or cause Lessee to breach any of its representations, warranties or agreements under this Lease, and (4) otherwise conform to the Consent to

Management Agreement. Lessor acknowledges that certain of the duties and obligations of Lessee hereunder may be performed by Manager, however, this acknowledgment on the part of Lessor does not constitute an acceptance by Lessor of such performance by Manager of such duties and obligations unless the performance of such duties and obligations fully and completely satisfies the requirements of this Lease. The terms and conditions of the Consent to Management Agreement are hereby incorporated herein by their reference. No such arrangement by Lessee will reduce any of the obligations of Lessee hereunder or the rights of Lessor hereunder, and all of the obligations of Lessee hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety.

(b)       Lessor’s Conveyances. Lessor, may at any time, with or without notice to Lessee, grant a security interest in, sell, assign or otherwise transfer (an “Assignment”) all or any part of its interest in the Lease Documents, any Associated Rights, or the Aircraft or any Rent due or to become due hereunder, and Lessee shall perform all of its obligations under the Lease Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”) except that the interest of any such Assignee shall be subject to Lessee’s rights to the extent provided in this Lease. Lessee hereby consents to any such grant, sale, assignment or transfer by Lessor, including, without limitation, for purposes of the Cape Town Convention. Lessee waives any right and agrees not to assert against any Assignee any defense, setoff, recoupment, claim, counterclaim or any other Abatement that Lessee may have against Lessor, unless expressly assumed by such Assignee, in which case, Lessor shall be relieved of any such assumed obligations. The foregoing waiver is not intended to contradict or otherwise limit or modify the provisions of Section 7. If so directed in writing, Lessee shall pay all Rent and all other sums due or to become due under the Lease Documents and/or any Associated Rights directly to the Assignee or any other party designated in writing by Lessor. Lessee acknowledged and agrees that Lessor’s right to enter into an Assignment is essential to Lessor, and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lessor or any Assignee, Lessee also agrees (a) to promptly execute and deliver to Lessor or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate, an International Registry filing (and any necessary consent thereto, as well as any renewal of any authorization required by the International Registry in connection with such filing, such as renewing its Transacting User Entity status and re-designating a Professional User Entity, if necessary in Lessor’s judgment) and such other documents and assurances reasonably requested by Lessor or Assignee, and (b) to comply with the reasonable requirements of any such Assignee in order to perfect any such assignment or transfer.

(c)       Successors and Assigns. This Lease shall be binding upon and inure to the benefit of, and may be enforced by (i) Lessor and it successors and other Assignees, or other express third party beneficiaries, and (ii) Lessee and its successors and assigns (subject to Section 12(a) hereof).

SECTION 13. EVENTS OF DEFAULT AND REMEDIES.

(a)       Events of Default. The term “Event of Default” means (i) non-payment of any Basic Rent, Supplemental Rent (including Casualty Value, if applicable) and/or any other amount due pursuant to any Rider, Addendum (except as provided in clause (vi) below) or Supplement hereto within ten (10) days after any or all of the same shall become due and payable, or, any other amount required to be paid herein or under any other agreement with Lessor within ten (10) days after demand; (ii) failure to maintain, use, or operate the Aircraft in compliance with Applicable Law; (iii) any use of the Aircraft outside of the U.S. that is prohibited by this Lease, or use for any illegal purpose; (iv) failure to obtain, maintain and/or comply with all of the insurance coverages required under this Lease; (v) any prohibited transfer or encumbrance, or the existence of any unpermitted Lien, or any other action or circumstance that is prohibited by, or any violation of, Section 12(a) hereof; (vi) failure to return the Aircraft to Lessor on the date and in the manner required by this Lease; (vii) a default by Lessee under any loan, note, security agreement, lease, guaranty, conditional sale or other agreement with, or other financial obligation to, Lessor or its Affiliates where the amount involved exceeds $500,000.00; (viii) a default by Lessee in any payment or other obligation to any Person other than Lessor or its Affiliates where the amount involved exceeds $500,000.00; (ix) a material inaccuracy in any representation or breach of warranty by Lessee (including any false or misleading representation or warranty) in any financial statement or Lease Document; (x) the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Lessee or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Lease or any other Lease Document in any such proceeding; (xi) the failure by Lessee generally to pay its debts as they become due or its admission in writing of such inability; (xii) the occurrence of any of the following events shall occur with respect to Corporate Lessee: (A) Corporate Lessee enters into any transaction of merger or consolidation, unless Lessee is the surviving corporation; (B) Corporate Lessee ceases to do business as a going concern, or liquidates, or dissolves; (C) Corporate Lessee sells, transfers, or otherwise disposes of all or substantially all of its assets or property, or enters into a leveraged buyout; (D) Corporate Lessee changes the form of organization of its business; (E) Ahern shall cease to own, directly or indirectly, at least 51% of the outstanding voting capital stock of Corporate Lessee; or (F) (Intentionally omitted); (xiii) a material adverse change in the business, operations, financial reporting, or financial condition of Lessee or in its ability to comply with any Lease Documents since the date of this Lease; (xiv) failure by Lessee to notify Lessor of any Default or Event of Default within ten (10) days of Lessee’s awareness of such Default or Event of Default; (xv) breach by Lessee or Manager of any other covenant, condition or agreement (other than those in items (i)-(xiv)) under this Lease or any of the other Lease Documents that continues for thirty (30) days after Lessor’s written notice to Lessee (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period); or (xvi) the occurrence of a Change of Control.

(b)       Remedies. If an Event of Default occurs, Lessor may exercise any one or more of the following remedies (in its sole discretion): (i) proceed at law or in equity, to enforce specifically Lessee’s performance or to recover damages; (ii) declare this Lease in default, and/or cancel this Lease or otherwise terminate Lessee’s right to use of the Aircraft and Lessee’s other rights, but not its obligations under this Lease, and Lessee shall immediately return the Aircraft to Lessor in accordance with the terms of this Lease; (iii) enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft (and/or the APU, any Engines and Parts then unattached to the Aircraft) by self-help, summary proceedings or otherwise without liability; (iv) use Lessee’s premises for storage as set forth in this Lease without liability; (v) sell, re-lease or otherwise dispose of the Aircraft (or any Engine or Part), whether or not in Lessor’s possession , at public or private sale, with or without notice to Lessee, and apply or retain the net proceeds of such disposition, with Lessee remaining liable for any deficiency and with any excess being retained by Lessor, or keep the Aircraft idle; (vi) apply and deposit or other cash collateral, or any proceeds of any Collateral, at any time to reduce any amounts due to Lessor; (vii) demand and recover from Lessee the Liquidated Damages and other Rent whenever the same shall be due; (viii) terminate the Management Agreement and any charter, without regard as to the existence of any event of default thereunder and recover, or cause Lessee and Manager to relinquish possession and return the Aircraft, including the Engines and Parts, pursuant to this Section 13, and/or exercise any and all other remedies under the Consent to Management Agreement, or in Lessee’s stead, to the extent provided for under, or otherwise available to Lessee in connection with the Management Agreement; and (ix) exercise any and all other remedies (and interim remedies) allowed by Applicable Law, including, without limitation, the Cape Town Convention (except as expressly waived by the parties herein) and the UCC. Without limiting the generality of the foregoing, (A) upon the occurrence of an Event of Default, Lessor may, among other things, demand and recover from Lessee the Casualty Value (calculated as contemplated in the definition of Liquidated Damages) or other applicable Liquidated Damages (in lieu of future Basic Rent, and not as a penalty) and other Rent then due, and/or demand that Lessee return the Aircraft in accordance with this Lease; and (B) if Lessee returns the Aircraft, and after Lessor disposes of it, Lessor will determine the amount, if any, of any credit or reimbursement or deficiency, as applicable, with respect to Lessee’s obligation to pay such Casualty Value or other Liquidated Damages (all as contemplated in the definition of such term).

(c)       Lessor’s Performance. If Lessee fails to perform any of its agreements contained in this Lease, including its obligations to keep the Aircraft free of Liens, comply with Applicable Law, or obtain the requisite insurance coverages, Lessor shall have the right, but shall not be obligated, to effect such performance and any expenses incurred by Lessor in connection with effecting such performance, together with interest thereon at the Late Payment Rate, shall be payable by Lessee promptly upon demand. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.

(d)                    Power-of-Attorney. Lessee irrevocably appoints Lessor as its attorney-in-fact to act in Lessee’s name and on its behalf to make, execute, deliver and file any instrument or documents (including any filings at the FAA), settle, adjust, receive payment, make claim or proof of loss, endorse Lessee’s name on any checks, drafts or other instruments in payment of any insurance claims and to take any action as Lessor deems necessary or appropriate to carry out the intent of this Lease; provided, however, Lessor agrees that it will not exercise this power unless an Event of Default has occurred or a Default has occurred and is continuing. This appointment is coupled with an interest, is irrevocable, and shall terminate only upon payment in full of the obligations set forth in this Lease and/or any other Lease Documents.

(e)                     Enforcement Costs. Lessee shall be liable for, and pay to Lessor upon demand, all costs, charges and expenses incurred by Lessor in enforcing or protecting its rights under this Lease, whether by reason of any Default or Event of Default, or otherwise, including, legal fees, disbursements, insurance, expert witness fees, consultant fees, repossession, taxes, lien removal, recovery, storage, inspection, appraisal, repair, costs of transportation, refurbishing, advertising and brokers’ fees, and other carrying costs and costs of sale, re-lease or other disposition of the Aircraft.

(f)                       Cumulative Remedies, Etc. No right or remedy is exclusive. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lessor at law or in equity, including, such rights and/or remedies as are provided for in the Cape Town Convention and/or the UCC, but in no event shall Lessor be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lessor of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay or Lessor in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. Lessee hereby waives any rights under the UCC and/or the Cape Town Convention to cancel or repudiate this Lease or any of the other Lease Documents, to rejects or revoke acceptance of the Aircraft or any component thereof, to suspend performance, and to recover from Lessor any general, special, incidental or consequential damages, for any reason whatsoever. All remedies set forth herein shall survive the expiration, cancellation or other termination of this Lease for any reason whatsoever.

SECTION 14. NOTICES, REPORTS, FURTHER ASSURANCES AND INSPECTIONS.

(a)                     Notices. All communications and notices provided for herein shall be in writing and shall become effective (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii) upon two (2) Business Days after being deposited in the U.S. mail with proper postage for first-class mail prepaid, sent by certified mail, return receipt requested, and addressed to Lessor or Lessee at their respective addresses set forth under the signatures hereto or such other address as either party may hereafter designate by written notice to the other, or (iv) when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.

(b)                    Reports. Lessee will provide Lessor with the following in writing within the time periods specified: (i) notice of any Lien which attaches to the Aircraft, and the full particulars of the Lien, within ten (10) days after Lessee becomes aware of the Lien; (ii)(A) Corporate Lessee’s balance sheet and statement of retained earnings, statement of operations and statement of cash flows prepared in accordance with GAAP, certified by a recognized firm of certified public accountants, within ninety (90) days of the close of each fiscal year of Corporate Lessee, (B) Corporate Lessee’s management prepared financial statements (balance sheet, statement of operations, statement of cashflows and stockholders equity) certified by the chief financial officer of Corporate Lessee, within sixty (60) days of the close of each fiscal quarter of Corporate Lessee, (C) all of Corporate Lessee’s Forms 10-K and 10-Q, if any, filed with the SEC within thirty (30) days after the date on which they are filed (by furnishing these SEC Forms, or making them publicly available in electronic form, Lessee shall be deemed to have satisfied the requirements of clauses (b)(ii)(A), (B), or (C)); (iii) notice to Lessor of any change of the Primary Hangar Location (including the change to the New Hangar Location, as set forth in Schedule No. 2), ten (10) days prior to any such change; (iv) notice of any loss of damage to the Aircraft in accordance with Section 10; (v) notice of any accident involving the Aircraft causing bodily injury or properly damage to third parties, within five (5) days of such accident; and (vi) ten (10) days prior to the policy expiration date for any insurance coverage required by this Lease, evidence (having the form and substance consistent with Section 2(g) of the Closing Terms Addendum) of the renewal or replacement of such coverage complying with the terms hereof. Lessee will also provide Lessor with the following in writing promptly upon Lessor’s request: (1) a copy of any insurance policy required by this Lease; (2) notice to Lessor of the Aircraft’s location, and the location of all Records relating to the Aircraft and its use, maintenance and/or condition; (3) such information as may be necessary to enable Lessor to file any reports required by any governmental authority due to Lessor’s ownership of the Aircraft; (4) copies of any manufacturer’s maintenance service program contract for the Airframe or Engines; (5) copies of all Records evidencing Lessee’s compliance with FAA airworthiness directives and mandatory service bulletins and of compliance with the provisions of Section 9 hereof and of the Return Addendum to this Lease, and any other requested Records; and (6) such other reports or information as Lessor may reasonably request. Lesee hereby acknowledges that any credit and other information regarding Lessee or any of its affiliates may be shared by Lessor with its affiliates and agents.

(c)                     Further Assurances. Lessee will promptly execute or otherwise authenticate any documents, filings and other records, including, amendments to this Lease, UCC, FAA, Cape Town Convention, International Registry or other applicable filings and acknowledgements of assignment, and will take such further action as Lessor may reasonably request in order to carry out more effectively the intent and purposes of this Lease and to establish and protect Lessor’s rights and remedies under this Lease, or otherwise with respect to the Aircraft and/or the Collateral. Lessee irrevocably authorizes Lessor to file UCCs or other filings with respect to the Aircraft or Collateral. Lessee agrees not to file any corrective or termination statements with respect to any UCC or other filings relating to the Aircraft or any Collateral.

(d)                    Inspection. Lessor shall have the right, but not the duty, to inspect the Aircraft, any component thereof and/or the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior written notice to Lessee; except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default or an Event of Default. Upon request of Lessor, Lessee shall promptly confirm to Lessor the location of the Aircraft and/or the Records. Lessee shall be responsible for the cost of any inspection conducted after the occurrence of a Default or an Event of Default, and shall pay Lessor such amount as additional Rent within ten (10) days of demand.

SECTION 15. TRANSACTION EXPENSES. Without limiting any other provision of this Lease, Lessee shall perform and comply with all of its obligations, and possess, use, operate, insure, maintain, and comply with Applicable Law, service, return and/or store the Aircraft (or cause any or all of the same to be done) and take all other actions contemplated in this Lease and the other Lease Documents at its sole risk, cost and expense. Lessee shall pay all fees, costs and expenses incurred by or on behalf of Lessor at any time in connection with this Lease, whether or not the transactions contemplated hereby are consummated, including, without limitation, appraisal and inspection fees, Lessor’s counsel and FAA Counsel’s fees and expenses, UCC, FAA, Cape Town Convention, International Registry or other applicable title and lien searches, reports, filing and recording fees, charges and taxes, and costs and expenses incurred in connection with Lessee’s exercise of any option or other right granted under, or any amendment or other modification to any of, the Lease Documents.

SECTION 16. MISCELLANEOUS.

(a)                     Interpretation. Time is of the essence in the payment and performance of all of Lessee’s obligations under this Lease. Any provision of this Lease that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Lease, which shall remain in full force and effect. The division of this Lease into sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Lease. The execution hereof on behalf of Lessee and Lessor shall be deemed to constitute the acceptance by Lessee and Lessor of the terms and conditions of each and every addendum, rider, supplement, schedule, annex and exhibit hereto as if such document was separately and individually executed on behalf of such party hereto and shall constitute a part of this Lease. THIS LEASE MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS AND BY THE PARTIES HERETO ON SEPARATE COUNTERPARTS. ONLY COUNTERPART NO. 1 OF THIS LEASE AND THE LEASE SUPPLEMENT SHALL BE CONSIDERED “CHATTEL PAPER” FOR PURPOSES OF THE UCC.

(b)                    Granting Clause. In order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessee to Lessor, now existing or hereafter created of any kind whatsoever, Lessee hereby collaterally assigns, grants, and conveys to Lessor, a security interest in and lien on all of Lessee’s right, title and interest in and all of the following (the “Collateral”): (i) this Lease and any present and future subleases, management agreements, interchange agreements, charter agreements, Associated Rights and any other present and future agreements of any kind whatsoever relating to the Aircraft or any part thereof and all rent, charter payments, reimbursements and other disbursements, remittances or other amounts payable with respect thereto; (ii) (in the event that contrary to the intentions of Lessee and Lessor, a court determines that this Lease is not a “true” lease under the UCC) the Aircraft and all present and future parts, accessories, accessions, Associated Rights and attachments thereto, and all present and future replacements, substitutions and exchanges for such goods; and (iii) proceeds of the foregoing, including all related goods, accounts, Associated Rights, chattel paper, documents, instruments, general intangibles, letters of credit, letters of credit rights, investment property, deposit accounts, and supporting obligations, insurance proceeds, warranty and requisition payments, and all present and future books and records relating to any of the foregoing and/or the Aircraft (including, without limitation, all tapes, cards, computer programs, computer runs and computer data in the possession or control of Lessee, any computer service bureau, or other third party). The collateral assignments, security interest and lien granted herein shall survive the termination, cancellation or expiration of this Lease until such time as Lessee’s obligations under this Lease are fully and indefeasibly discharged.

(c)                     Mandatory Prepayment. Lessee is or may become indebted under or in respect of one or more leases, loans, notes, credit agreements, reimbursement agreements, security agreements, title retention or conditional sales agreements, or other documents, instruments or agreements, whether now existing or hereafter arising, evidencing Lessee’s obligations for the payment of borrowed money or other financial accommodations owing to one or more Affiliates of Lessor or any of its successors by merger or otherwise (“Affiliated Obligations”). If Lessee pays or prepays all or substantially all of its Affiliated Obligations, whether or not such payment or prepayment is voluntarily or involuntarily made by Lessee before or after any default or acceleration of such Affiliated Obligations, or if the Affiliated Obligations are otherwise terminated or Lessor or any of its Affiliates is no longer party thereto, then Lessee shall pay, at Lessor’s option and immediately upon notice from Lessor, on the next Basic Rent Date immediately following the date of any demand for payment by Lessor, an amount equal to the Lessor’s Cost multiplied by the percentage set forth on Schedule No. 3 as applicable to or for any such next Basic Rent Date plus all Rent then due, owing or outstanding to Lessor and any and all other amounts then due and owing. All amounts or payments due or payable to Lessor pursuant to the foregoing sentence shall be paid in immediately available fund via wire transfer to any account specified by Lessor (or paid as otherwise determined by Lessor in its sole discretion). Upon receipt of the amounts specified in the preceding sentence, Lessor shall sell the Aircraft to Lessee on an “AS-IS, WHERE IS” BASIS, WITHOUT ANY REPRESENTATION BY, OR RECOURSE OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER TO LESSOR other than as to there being no Lessor’s liens.

(d)                    Entire Agreement. This Lease, and each of the other Lease Documents, the Purchase Documents, and Required Documents, collectively constitute, and are intended to collectively constitute, the complete and exclusive statement of the terms of the between Lessor and Lessee with respect to the purchase and leasing of the Aircraft. This Lease, the Purchase Documents, and the other Required

Documents cancel and supersede any and all prior or contemporaneous oral or written understandings, memoranda, negotiations, communications, agreements, and other records, with respect thereto including, any proposal letter, commitment letter, and/or term sheet delivered to Lessee by Lessor, or to Lessor by Lessee. NO TERM OR PROVISION OF THIS LEASE MAY BE AMENDED, ALTERED, WAIVED, DISCHARGED, OR TERMINATED EXCEPT IN A WRITING SIGNED BY A DULY AUTHORIZED OFFICER OF THE PARTY AGAINST WHOM THE ENFORCEMENT OF THE AMENDMENT, ALTERATION, WAIVER, DISCHARGE OR TERMINATION IS SOUGHT.

(e)                     Governing Law, Choice of Forum and Jury Trail Waiver. Lessee acknowledges and agrees that this Lease has been executed and delivered in Rhode Island; however, BOTH PARTIES AGREE THAT THIS LEASE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF BOTH PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE. Lessee hereby irrevocably consents and agrees that any legal action, suit, or proceedings arising out of or in any way in connection with this Agreement may be instituted or brought in the courts of the State of New York or the U.S. District Court for the Southern District of New York, as Lessor may elect, and by execution and delivery of this Lease, Lessee hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Notwithstanding the foregoing, the parties may bring a judicial proceeding in the Republic of Ireland against the registrar of the International Registry solely and to the extent such proceeding seeks relief from the International Registry. EACH OF THE PARTIES HERETO ALSO HEREBY KNOWINGLY AND FREELY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING HEREFROM OR IN RELATION HERETO.

SECTION 17. JOINT AND SEVERAL OBLIGATIONS OF CO-LESSEES.

The term “Lessee” as used in the Lease shall mean and include any and all Lessees who sign this Lease in the space provided below or who otherwise hereafter become party to this Lease, each of whom shall be jointly and severally liable with all other Lessees under the Lease. References to “Lessee” contained in the Lease shall be deemed to be (unless the context otherwise specifically requires) references to all Lessees and each of them, and each and every undertaking under the Lease shall be their joint and several undertaking. Each Lessee hereby appoints the other as its agent and attorney-in-fact for the purpose of giving and receiving notices hereunder, receiving service of process hereunder, and executing and delivering any and all documents, instruments, certificates, riders, schedules and any other agreements in connection with the Lease (collectively referred to herein as the “Lease Documents”) on its behalf, and each Lessee shall be deemed to be a signatory party to each Lease Schedule and any and all Lease Documents executed and delivered in connection therewith effective as of the respective dates thereof. In furtherance of the foregoing, each Lessee hereby acknowledges and agrees as follows:

I.                            Absolute Unconditional, Joint and Several Nature of Obligations. The obligations of Lessees under or in respect of the Lease Documents (the “Obligations”) are absolute and unconditional, and shall be joint and several with each other party that may be liable, directly or indirectly, for the payment or performance of any Obligations. Lessees shall not be released from any Obligations, nor shall such Obligations be reduced, diminished or discharged for any reason other than payment and performance in full thereof, including:

(a)                              Modifications and Indulgences. Any modifications, renewals, or alterations of any agreement, document or instrument relating to any Obligation, or any indulgences, adjustments, preferences, extensions or compromises made by Lessor in favor of any Lessee or any other party.

(b)                             Condition of Lessees or Other Parties. Any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or similar proceeding affecting any Lessee or any other party; any sale, lease or other disposition of any of the assets of any Lessee or any other party; any reorganization of, or change in the composition of the shareholders, partners or members of any Lessee or any other party; or any termination of, or other change in, the relationship between any Lessees.

(c)                              Invalidity of Obligations or Other Agreements. The invalidity, illegality or unenforceability of any Obligation for any reason whatsoever.

(d)                             Release of Any Lessee. Any complete or partial release of any Lessee or any other party liable for any Obligation for any reason.

(e)                              Release and Care of Collateral; Status of Liens. Any release, surrender, exchange, deterioration, waste, loss or impairment of any real or personal property transferred or assigned by any party as collateral securing payment of any Obligation (the “Collateral”), whether negligent or willful; the failure of Lessor or any other party to exercise reasonable care in the preservation, protection, sale or other treatment of any of the Collateral; the failure of Lessor to create or properly perfect any mortgage, pledge, transfer or assignment of any Collateral intended to be given by or for the benefit of any Lessee in connection with any Obligation (a “Lien”); the unenforceability of any Lien; the subordination of any Lien to any other lien or encumbrance; or the taking or accepting by Lessor of any other security for, or assurance of payment of any Obligation.

(f)                                Other Action or Inaction. Any other action or inaction on the part of Lessor, whether or not such action or inaction prejudices Lessees or increases the likelihood that Lessees will be required to pay or perform any Obligation pursuant to the terms of the Lease Documents.

It is the obligation of Lessees to discharge all Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever whether or not particularly described herein. Lessees are not entering into the Lease Documents in reliance on the value or the availability of any of the Collateral. Lessees acknowledge that Lessees may be required to pay the Obligations, in full, without the assistance or support of any other party. Lessees have not been induced to enter into the Lease Documents on the basis that any party other than the Lessees will be liable to perform any Obligation or that Lessor will look to any other party to perform any Obligation. Lessor may release or settle with, any Lessee or any other party liable, directly or indirectly, for the performance of any Obligation, all without affecting the liability of any other Lessee liable under the Lease Documents.

II.                        Waivers. Each Lessee hereby waives:

(a)                              Action Against Others. Any right to require Lessor to: institute suit or exhaust remedies against any Lessee or any other party liable for any Obligation; enforce Lessor’s rights in any of the Collateral or other security which is at any time given to secure any Obligation; enforce Lessor’s rights against any other Lessees or any other party liable on any Obligation; join any Lessee or any other party liable for any Obligation in any action seeking to enforce the Lease Documents; or exhaust any other remedies available to Lessor or resort to any other means of obtaining payment or performance of any Obligation.

(b)                             Notices. Notice of the execution, delivery or acceptance by Lessor, any Lessee or any other party, of the Lease Documents or any document, agreement or instrument evidencing any Obligation; notice of the amount of credit extended by Lessor to any Lessee at any time, whether primary or secondary; notice of modifications or extensions of any Obligation; notice of defaults or other non-performance by any Lessee in connection with any Obligation; notice of the transfer or disposition by Lessor of any Obligation; notice of the repossession, sale or other disposition of any of the Collateral; notice of the acceptance of the Lease Documents by Lessor; demand and presentation for payment upon any Lessee or any other party liable for any Obligation; protest, notice of protest and diligence in bringing suit against any Lessee or any other party; and any other action or inaction on the part of Lessor in connection with the Lease Documents or any Obligation.

(c)                              Subrogation. Any right which any Lessee may at any time have against any other Lessee, or any other party liable for any Obligation, as the result of the performance by any Lessee of its obligations under the Lease Documents, including, but not limited to, contractual, statutory and common law rights of subrogation, reimbursement, indemnification, set-off or contribution, until all Obligations owing to Lessor have been paid and performed in full.

(d)                             Suretyship Defenses. Any defenses which Lessees may have or assert against the enforcement of the Lease Documents or any Obligation based upon suretyship principles or any impairment of Collateral.

III.                    Representations and Warranties. Each Lessee hereby reaffirms all of the representations warranties and covenants contained in the Lease Documents, and hereby confirms that no Event of Default, and no event or condition which with notice or the passage of time or both would constitute an Event of Default has occurred and is continuing as of the date hereof. Each Lessee further represents and warrants to Lessor that:

(a)                              Benefit; Value. Each Lessee has received, or will receive, substantial benefit from the agreements and transactions giving rise to the Obligations, and has received, or will receive, reasonably equivalent value for the undertakings of the Lessees under the Lease Documents.

(b)                             No Representation by Lessor. Neither Lessor nor any other party has made any representation, warranty or statement to such Lessee in order to induce it to join and enter into the Lease Documents.

(c)                              Access to information. Each Lessee has adequate means to obtain continuing and sufficient information concerning the financial and business condition of the other Lessees and other parties liable in respect of the Obligations.

(d)                             Financial Condition; Solvency. As of the date hereof, and after giving effect to the Lease Documents and the contingent obligations contained herein, each Lessee is solvent and has assets which, when fairly valued, exceed its liabilities.

(e)                              Equipment Use. Each and every Lessee shall have access to any and all item(s) of Equipment described in any Schedule and all of the entitlements of a Lessee with respect thereto, regardless of whether such Schedule has been executed by any particular Lessee. Such access shall be subject to all of the terms, conditions and limitations as set forth in the Lease or the relevant Schedule.

SECTION 18. TRUTH IN LEASING. THE AIRCRAFT, AS EQUIPMENT, BECAME SUBJECT TO THE MAINTENANCE REQUIREMENTS OF PARTS 91 AND/OR 135, AS APPLICABLE, OF THE FEDERAL AVIATION REGULATIONS (“FARS”) UPON THE REGISTRATION OF THE AIRCRAFT WITH THE FAA. LESSEE CERTIFIES THAT DURING THE TWELVE (12) MONTHS (OR PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) PRECEDING THE EXECUTION OF THIS LEASE, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PARTS 91 AND/OR 135, AS APPLICABLE, OF THE FARS. LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PARTS 91 AND/OR 135, AS APPLICABLE, OF THE FARS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. UPON EXECUTION OF THIS LEASE, AND DURING THE TERM HEREOF, LESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH IMMEDIATELY BELOW, ACTING BY AND THROUGH THE SIGNATORY HERETO, WHO EXECUTES THIS SECTION SOLELY IN HER/HIS CAPACITY OF LESSEE SET FORTH BELOW HER/HIS SIGNATURE, CERTIFIES THAT LESSEE SHALL BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE (WHILE IT HAS POSSESSION OF THE AIRCRAFT), UNLESS OPERATIONAL CONTROL OF THE AIRCRAFT IS PROVIDED TO AN AIR TAXI OPERATOR CERTIFICATED UNDER PART 135 OF THE FARS, IF AND

TO THE EXTENT PERMITTED HEREUNDER. LESSEE FURTHER CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS, PROVIDED HOWEVER, THAT LESSEE SHALL NOT BE DEEMED TO BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT FOR SO LONG AS THE AIRCRAFT IS IN POSSESSION OF ANY SUCH AIR TAXI OPERATOR HAVING OPERATIONAL CONTROL TO THE EXTENT PERMITTED HEREUNDER. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION FLIGHT STANDARD DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

Lessor:		Lessee:
BANC OF AMERICA LEASING & CAPITAL, LLC		Ahern Rentals, Inc.

By:		By:	/s/ Don F. Ahern

Title:		Title:	PRESIDENT

Print Name:		Print Name:	DON F. AHERN

Address:	One Financial Plaza, 5th Floor	Address:	4241 S. Arville
	Providence, RI 02903		Las Vegas, NV 89103

Lessee:
Don F. Ahern

		By:	/s/ Don F. Ahern
		Print Name:	Don F. Ahern

		Address:	4241 S. Arville
Las Vegas, NV 89103

This is Counterpart No. 2 of a total of 3 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

EXHIBIT A

DEFINITIONS

(a) All references in the Lease to designated Sections and other subdivisions are to such designated Sections and other subdivisions only, and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Lease as whole and not to any particular Section or other subdivision.

(b) Except as otherwise indicated, all the agreements and instruments defined herein or in the Lease shall mean such agreements and instruments as the same may from time to time be supplemented or amended, or as the terms thereof may be expressly waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c) The word “including” means including without limitation.

(d) The terms defined herein and in the Lease shall, for purposes of the Lease and the Lease Supplement, addenda, riders, annexes, schedules, and exhibits thereto, have the meanings assigned to them and shall include the plural as well as the singular as the context requires.

(e) The following terms shall have the following meanings for all purposes of the Lease:

Basic Rent Date, Basic Rent Percentage, Basic Term, Renewal Term, Daily Rent Percentage, Expiration Date, First Basic Rent Date, Last Acceptance Date, Last Basic Rent Date, Lessor’s Cost, Primary Hangar Location, and Rent Commencement Date shall have the meanings set forth in Schedules No. 2 and 2-A.

Abatements shall have the meaning set forth in Section 7 of the Lease.

Acceptance Date shall mean the date on which Lessee irrevocably and unconditionally accepts the Aircraft for lease under the Lease as evidenced by the execution and delivery of the Lease Supplement dated such date (and is set forth in the Lease Supplement).

Additions shall have the meaning set forth in Section 9 of the Lease.

Administrative Charge shall mean an amount equal to five percent (5%) of the amount payable to which such charge applies.

Administrator shall have the meaning ascribed thereto in the International Registry Regulations and shall, with respect to Lessee, be the Person designated as such on Schedule No. 2.

Affiliate shall mean any affiliated person, firm or entity controlling, controlled by or under common control with Lessee or Lessor, as applicable.

Alterations shall have the meaning set forth in Section 9 of the Lease.

Aircraft shall mean (i) the Airframe, (ii) the Engines, (iii) any APU, and (iv) the Records.

Aircraft Protocol shall mean the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, as the same may be amended or modified from time to time.

Airframe shall mean (i) the Aircraft described in Schedule No. 1, and shall not include the Engines or any APU, and (ii) any and all Parts from time to time incorporated in, installed on, or attached to such Aircraft and any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the applicable terms of the Lease after removal from the Aircraft.

Applicable Law shall mean all applicable laws including all statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority as amended and revised, and any judicial or administrative interpretation, of any of the same, including the airworthiness certificate issued with respect to the Aircraft, the Cape Town Convention, all FARs, Special FARs, airworthiness directives, and/or any of the same relating to noise, the environment, national security, public safety, exports or imports or contraband.

APU shall mean any auxiliary power unit described and listed by manufacturer’s serial number in Schedule No. 1 and currently installed on the Airframe whether or not thereafter installed on such Airframe or any other airframe from time to time; (ii) any auxiliary power unit that may from time to time be substituted, pursuant to the applicable terms of the Lease, for any auxiliary power unit leased hereunder, and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all Parts incorporated in or installed on or attached to any such auxiliary power unit and any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the applicable terms of the Lease after removal from any such auxiliary power unit. The term “APU” means, as of any date of determination, any auxiliary power unit leased hereunder.

AS-IS, WHERE-IS shall mean “AS-IS WHERE-IS”, AND “WITH ALL FAULTS”, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, BY, OR ANY RECOURSE OF ANY KIND WHATSOEVER TO, LESSOR.

Assignee shall have the meaning set forth in Section 12 of the Lease.

Assignment shall have the meaning set forth in Section 12 of the Lease.

Associated Rights shall have the meaning ascribed thereto in the Cape Town Convention, including all rights to payments or other performance by Lessee under any Lease Document which are secured by or associated with the Collateral.

Aviation Documents shall mean, collectively, the FAA Documents and the International Registry Documents.

Basic Rent shall have the meaning set forth in Section 3 of the Lease.

Business Day shall mean any day other than a Saturday, Sunday or other day on which banks located in Providence, Rhode Island are closed or are authorized to close.

Cape Town Convention shall mean, collectively, the Aircraft Protocol, the Convention, the International Registry Procedures and the International Registry Regulations.

Casualty Payment Date shall have the meaning set forth in Section 10(a) of the Lease.

Casualty Value for any Basic Rent Date shall be the amount equal to the Lessor’s Cost multiplied by the applicable percentage set forth on Schedule No. 3 for such Basic Rent Date (or the corresponding Basic Rent number), or if the Casualty Payment Date is after the last Basic Rent Date, the Casualty Value for such date shall be the amount equal to the Lessor’s Cost multiplied by the applicable percentage set forth on Schedule No.3 for the last Basic Rent Date (or the corresponding Basic Rent number); provided, however, in the case of an Event of Loss covered by the insurance covering loss or damage to the Aircraft required to be maintained by Lessee pursuant to the Lease (or which would have been covered by such insurance, had such insurance been maintained as required), Casualty Value shall mean the higher of Fair Market Sales Value or the amount equal to the Lessor’s Cost multiplied by the applicable percentage set forth on Schedule No. 3 for the applicable Basic Rent Date (or the corresponding Basic Rent number).

Change of Control means the occurrence of any of the following: (a) Ahern shall die or shall become incapacitated or disabled such that Ahern is unable to properly perform the duties for Corporate Lessee that he performs for Corporate Lessee on the date hereof; provided, that if Ahern shall die or become so incapacitated or disabled, a “Change of Control” under this section shall not occur as a result of such death, incapacitation or disability if within ninety (90) days after the occurrence of this death or such incapacity or disability and at all times thereafter, Corporate Lessee shall have employed one or more Persons with requisite experience that are reasonably satisfactory to Lessor to perform those duties for Corporate Lessee that Ahern performs for Corporate Lessee as of the date hereof and Ahern’s obligations under this Lease are assumed by a Person acceptable to Lessor in its sole discretion; or (b) there shall occur a “Change of Control” or a “Change of Control” as defined in any other document or agreement governing material indebtedness of Lessee.

Claims shall have the meaning set forth in Section 11 of the Lease.

Code shall have the meaning set forth in the Special Tax Indemnity Rider.

Collateral shall have the meaning set forth in Section 16(b) of the Lease.

Consent to Management Agreement shall mean the Consent to Management Agreement (Charter) Agreement and Assignment specified in the Closing Terms Addendum.

Convention shall mean the official English language text of the Convention on International Interest in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time.

Daily Rent shall have the meaning set forth in Section 3 of the Lease.

Default shall mean an event or circumstance that, after the giving of notice or lapse of time, or both, would become an Event of Default.

Early Purchase Date shall mean each of the Basic Rent Number(s) designated as such on Schedule No. 2-A to the Lease Supplement.

Early Purchase Option Amount shall be the amount payable by the Lessee in the event that it exercises its option to purchase the Aircraft pursuant to paragraph (e) of the Option Addendum, and shall be determined by multiplying the Lessor’s Cost of the Aircraft by the percentage set forth opposite the applicable Early Purchase Date set forth on Schedule No. 2-A to the Lease Supplement.

Engine shall mean (i) each of the engines described and listed by manufacturer’s serial numbers in Schedule No. 1 and currently installed on the Airframe whether or not thereafter installed on such Airframe or any other airframe from time to time; (ii) any engine that may from time to time be substituted, pursuant to the applicable terms of the Lease, for an Engine leased hereunder; and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all Parts incorporated in or installed on or attached to such engine and any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the applicable terms of the Lease after removal from such Engine. The term “Engines” means, as of any date of determination, all Engines leased hereunder.

Estimated Annual Hours shall mean the anticipated number of average annual flight hours as shown on Schedule No. 2-A.

Event of Default shall have the meaning set forth in Section 13 of the Lease.

Event of Loss with respect to the Aircraft, the Airframe or any Engine or any APU, shall mean any of the following events with respect to such property (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unit for normal use of any reason whatsever; (ii) any damage to such property which results in an insurance settlement with respect such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any government (foreign or  domestic ) or governmental body (including, without limitation, the  FAA or any similar foreign governmental body, having jurisdiction, the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of six (6) consecutive months, unless Lessee, prior to the expiration of the six-month period, shall have undertaken and, in the opinion of Lessor, shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such property by Lessee or, in any event, if use shall have been prohibited, or such property shall have been declared unfit for use, for a period of twelve (12) consecutive months (unless waived by Lessor in its sole and absolute discretion) or such prohibition shall exist on the expiration or earlier cancellation or termination of the Lease; (v) with respect to an Engine or any APU, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine or any APU, as the case may be, is operational, or (unless waived by Lessor in its sole and absolute discretion) such prohibition shall exist on the expiration or earlier cancellation or termination of the Lease; (vi) the Aircraft, an Engine or any APU is returned to the Manufacturer, other than for modification in the  event of patent infringement or for repair or replacement (any such return being herein referred to as a “Return to Manufacturer”); or (vii) (unless waived by Lessor in its sole and absolute discretion) the Aircraft is not returned to Lessor upon the expiration or earlier termination or cancellation of the Lease, unless Lessee or a third party purchaser purchases the Aircraft pursuant to Lessee’s exercise of an option contemplating such purchase under any applicable provision of the Lease. The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period or Return to Manufacturer. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe. An Event of Loss with respect to Engine or any APU shall not, without loss of the Airframe, be deemed an Event of Loss with respect to the Aircraft.

Excess Hours shall have the meaning set forth in the definition of Fair Market Sales Value.

FAA shall mean the U.S. Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration and the Department of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding to the function, of any of the foregoing, including, where applicable, the Transportation Security Administration.

FAA Counsel shall mean Daugherty, Fowler, Peregrin, Haught & Jenson, 204 North Robinson, Suite 900, Oklahoma City, Oklahoma 73102, or such other counsel as Lessor may designate.

FAA Documents shall have the meaning set forth in the Closing Terms Addendum.

Fair Market Sales Value and Fair Market Rental Value shall mean those certain values determined on the following basis: (i) the subject value shall be the amount which would be obtained in  an arm’s length transaction between an informed and willing buyer or lessee (who is neither a lessee in possession nor a used equipment dealer), and an informed and willing seller or lessor, as the case may be, under no compulsion to sell or lease, as the case may be; (ii) the costs of removal of the Aircraft from its then location shall not be a deduction from such value; and (iii) in determining any such value, it shall be assumed (whether or not the same be true) (A) that the Aircraft has been maintained by Lessee and is in the condition in which it is required to be returned to Lessor, in each case, in accordance with the Lease, (B) such value has not been diminished due to the existence of any damage history, and (C) that the total number of Airframe hours (including any component with hourly overhaul schedules) accumulated from the Acceptance Date to the Expiration Date or other date of termination or cancellation do not exceed the product of Estimated Annual Hours times the number of twelve month periods and any portion thereof from the  Acceptance  Date to such expiration, termination, or cancellation date (any such excess, the “Excess hours”).

FARs shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.P.R. Part 1 et seq.), together with all successor regulations thereto.

Final Consent shall have the meaning ascribed thereto in the International Registry Procedures.

GAAP shall mean generally accepted accounting principles consistently applied.

Impositions shall have the meaning set forth in Section 8 of the Lease.

International Interest shall have the meaning ascribed thereto in the Cape Town Convention.

International Registry shall mean the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.

International Registry Documents shall have the meaning set forth in the Closing Terms Addendum.

International Registry Procedures shall mean the official English language text of the procedures for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

International Registry Regulations shall mean the official English language text of the regulations for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

Late Payments Rate shall mean the lesser of a rate equal to 1.5% per month or the highest rate permitted by Applicable Law. The Late Payment Rate shall be computed on the basis of a 360 day year and a 30 day month.

Lease Documents shall mean the Lease (including the Lease Supplement), and all documents, instruments and agreements entered into or provided by Lessee, any guarantors and or other third party pursuant to or in connection with the Lease.

Lease Supplement shall mean a supplement to the Lease to be entered into as of the Acceptance Date by Lessee, which supplement shall be substantially in the form as attached to the Lease, and upon execution by Lessee shall constitute a part of the Lease.

Lessor’s Liens shall mean any Liens created or granted by Lessor resulting from claims against Lessor not related to Lessor’s ownership of the Aircraft or otherwise contemplated under the Lease.

Liens shall mean all liens, charges, security interests, leaseholds and encumbrances of every nature and description whatever, including, without limitation, any of the same arising in connection with or created by and impositions, any International Interests (other than Lessor’s Liens) and rights of third parties under management, charter, pooling, interchange, sublease, timeshare, overhaul, repair or other similar agreements or arrangements.

Liquidated Damages shall means the liquidated damages (all of which, Lessee hereby acknowledges and agrees, are damages to be paid in lieu of future Basic Rent and are reasonable in light of the anticipated harm arising by reason of an Event of Default, and are not a penalty) described in parts (i), (ii), or (iii) below, as determined by whether the Aircraft is returned or otherwise recovered, and if returned or recovered, the time and manner of the disposition of the Aircraft:

(i) If Lessor recovers and sells the Aircraft, or Lessees has not returned the Aircraft in the manner and condition required by the Lease, an amount calculated as the Casualty Value of the Aircraft (determined as of the next Basic Rent Date after the date of the occurrence of the subject Event of Default), together with all other Rent due hereunder as of such determination date, less a credit for any disposition proceeds, if applicable pursuant to the application provisions in the next sentence. If Lessor demands the liquidated damages under the part (i), and recovers and sells the Aircraft, any proceeds of such disposition by Lessor, to the extent received by Lessor in good and indefeasible funds, shall be applied by Lessor (A) first, to pay all costs, charges and expenses, payable pursuant to Sections 13, (B)

second, to pay to Lessor an amount equal to any unpaid Rent due and payable, together with the liquidated damage amounts specified in this part (i), to the extent not previously paid, (C) third, to pay to Lessor any interest accruing on the amounts covered by the preceding clauses, at the Late payment Rate, from and after the date the same become due and payable pursuant to the terms hereof through the date of payment, and (D) fourth, to reimburse Lessee for such amounts to the extent paid by Lessee as liquidated damages pursuant to this part (i) (up to the amount of the Casualty Value calculated as provided in the first sentence of this part (i)). Any amount remaining thereafter shall be retained by Lessor as owner of the Aircraft.

(ii) If Lessor recovers the Aircraft and disposes of it pursuant to a lease which is substantially similar to the Lease, then an amount equal to the sum of (A) any accrued and unpaid Rent under the Lease as of the date of commencement (the “Commencement Date”) of the term of the new lease, plus (B) the present value as of the Commencement Date of the total Basic Rent for the then remaining term of the Lease, minus (C) the present value as of the Commencement Date of the rent payable under the new lease, but only for the period of the new lease term which commences on the commencement date of new lease and expires on the Expiration Date of the Lease.

(iii) If Lessor recovers the Aircraft and disposes of it by a lease that is not substantially similar to the Lease, or elects not to dispose of the Aircraft, an amount equal to the sum of (A) any accrued and unpaid Rent as of the date Lessor repossesses the Aircraft or such earlier date as Lessee tenders possession of the Aircraft to Lessor, plus (B) the present value as of the date of delivery under clause (A) of the total Basic Rent for the then remaining Term of the Lease, minus (C) the present value, as of that certain date which may be determined by taking into account Lessor’s having a reasonable opportunity to repossess and remarket the Aircraft, of the “market rent” (as computed pursuant to Article 2-A of the UCC) in the continental U.S. on that date, computed for the same lease term; provided, however, Lessee acknowledges and agrees that if Lessor is unable after reasonable effort to dispose of the Aircraft at a reasonable price or the circumstances reasonably indicate that such an effort will be unavailing, the “market rent” in such event will be deemed to be $0.00, but in the event that Lessor does eventually re-lease or otherwise dispose of the Aircraft, it will apply the net proceeds of such disposition, to the extent received in good and indefeasible funds, as a credit or reimbursement, as applicable, in a manner consistent with the applicable provisions of Article 2-A.

For purposes of computing liquidated damages under parts (ii) or (iii) above only, amounts discounted to present value, shall be discounted at the rate of the Index Rate plus one percent (1%) per annum, compounded annually. For purposes of computing liquidated damages under parts (ii) or (iii) above only, “Index Rate” shall mean the “one-month” “London Interbank Offered Rate (LIBOR)” as published in The Wall Street Journal in effect, as the case may be, two days prior to the Acceptance Date. Lessor shall have no obligation to make any of the remittances to Lessee that are contemplated in any part of this definition if Lessor has paid such amounts to any guarantor or other Person having a right of subrogation with respect to such amounts, or such guarantor or other Person has demanded the payment of such amount.

Loaner Engine shall have the meaning set forth in Section 9(d).

Maintenance Requirements shall mean, with respect to the Airframe, any Engine, any APU or any Part, all compliance requirements set forth in or under (i) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or Supplier from time to time, (ii) all mandatory service bulletins issued, supplied, or available by or through the Manufacturer and/or the Manufacturer of any Engine, any APU or Part with respect thereto, (iii) all applicable airworthiness directives issue by the FAA or similar regulatory agency having jurisdictional authority, (iv) all conditions to the enforcement of any warranties pertaining thereto, (v) Lessee’s FAA approved maintenance program with respect thereto, (vi) any computerized maintenance monitoring program or engine maintenance program, and (vii) all additional requirements set forth in a Supplemental Maintenance Addendum, if any.

Management Agreement shall mean the all of the documents and agreements constituting the management agreement referenced in the Consent to Management Agreement.

Manager shall mean the manager referenced in the Consent to Management Agreement.

Manufacturer shall mean each manufacturer identified on Schedule No. 1 and its successors and assigns.

Material Damage shall mean any damage: (a) required to be reported pursuant to any governmental reporting requirement, (b) with respect to which an insurance claim is being made, or (c) requiring that the Aircraft or any Engine be taken out of service for more than one (1) day to repair.

Parts shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment or property of whatever nature (other than Additions or Engines), which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or any APU for so long as title thereto shall be vested in Lessor in accordance with the applicable terms of the Lease.

Permitted Liens shall mean (a) the respective rights of others under subleases, management agreements, or charters, if any, to the extent expressly provided and permitted by the terms of Section 12 of the Lease, (b) Lessor’s Liens, and (c) Liens for taxes either not yet due or being contested by Lessee in good faith, and inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested in good faith, (and for the payment of which adequate assurances and/or security have, in Lessor’s sole judgment, been provided to Lessor) with due diligence and by appropriate proceedings, if Lessor shall have determined in its sole judgment that the nonpayment of any such tax or Lien or the contest of any such payment in such proceedings does not and will not adversely affect the title, property or rights of Lessor.

Person shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or government or any department or agency thereof, or any other entity of any kind whatsoever.

Priority Search Certificate shall have the meaning ascribed thereto in the International Registry Procedures.

Professional User Entity shall have the meaning ascribed thereto in the International Registry Regulations and shall, with respect to Lessee, be the Person designated as such on Schedule No. 2.

Purchase Documents shall mean all fully executed purchase agreements in connection with the acquisition of the Aircraft, including the Engines, assignments of any or all of the Purchase Documents, in form and substance satisfactory to Lessor, invoices and bills of sale from Supplier, naming Lessor as purchaser and any other documents required in Section A.1(a) of the Closing Terms Addendum.

Records shall mean the original versions of any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Aircraft (whether in existence as of, or created at any time after, the Acceptance Date), including, without limitation, (i) all records required to be maintained by the FAA or any other governmental agency or authority having jurisdiction with respect to the Aircraft or any Manufacturer or Supplier of the Aircraft (or any part thereof) with respect to the enforcement of warranties or otherwise, and (ii) with respect to the Airframe, any Engine, APU or Part, all records related to any manufacturer’s maintenance service program, computerized maintenance monitoring program or engine maintenance program, which Records shall be at all times the property of Lessor after the Acceptance Date.

Rent shall have the meaning set forth in Section 3 of the Lease.

Required Documents shall have the meaning set forth in the Closing Terms Addendum.

Requisition of Use shall have the meaning set forth in the Event of Loss definition contained herein.

Return to Manufacturer shall have the meaning set forth in the Event of Loss definition contained herein.

Schedules No. 1, 2, 2-A or 3 shall mean any of Schedules No. 1, 2, 2-A or 3, as applicable, to the Lease Supplement.

SEC shall mean the Securities and Exchange Commission.

Supplemental Rent shall have the meaning set forth in Section 3 of the Lease.

Supplier shall mean the “Supplier” or “Suppliers”, as the case may be, identified as such on Schedule No. 1 and their respective successors and assigns.

Tax Loss shall have the meaning set forth in the Tax Rider.

Term shall mean the Basic Term together with (i) the period, if any, from and including the Acceptance Date through, but not including, the Rent Commencement Date, and (ii) any Renewal Term or Renewal Terms, if any, entered into pursuant to the Lease.

Transacting User Entity shall have the meaning ascribed thereto in the International Registry Regulations.

Transportation Code shall mean Title 49, Subtitle VII of the United States Code, as then in effect.

UCC shall mean the Uniform Commercial Code as in effect in applicable jurisdiction.

SPECIAL TAX INDEMNITY RIDER (“Tax Rider”) to Aircraft Lease (S/N 525-0497) dated as of October 5, 2007, (the “Lease”) by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lessor (“Lessor”), and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”).

All capitalized terms not defined in this Tax Rider are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Tax Rider, and it shall supplement and be a part of the Lease.

1.         Lessor’s Assumptions. In entering into the Lease and the transactions contemplated thereby, Lessor has assumed that: (a) Lessor will be entitled, for federal, state and local income tax purposes, to the following tax benefits (the “Assumed Tax Benefits”): cost recovery deductions under section 168 of the Internal Revenue Code of 1986, as amended (the “Code”) commencing in Lessor’s taxable year which includes the Acceptance Date, calculated using (i) the 200% declining balance method, switching to the straight line method for the first taxable year for which that method yields a larger deduction, (ii) the half year convention, (iii) a basis equal to 100% of Lessor’s Cost, (iv) zero salvage value, and (v) a recovery period of five (5) years; and (b) Lessor will be taxed for federal, state and local corporate income and franchise tax purposes at an effective combined tax rate of 37.50% (the “Assumed Tax Rate”).

2.         Lessee’s Representations, Warranties and Covenants. (Lessee represents, warrants, and covenants that: (a) the Aircraft will not constitute “property used predominantly outside the United States”, “public utility property”, or “tax-exempt use property” within the meaning of Section 168(i)(10) of 168(h) of the Code and (b) neither Lessee nor any member of any group of corporations, limited liability companies, partnerships, or other organizations with which Lessee files consolidated, combined or unitary income or franchise tax returns will file any tax return or other document which is inconsistent with the treatment of Lessor as the owner of the Aircraft for income tax purposes.

3.         Indemnity for Lessee’s Acts or Omissions.

(a)       Indemnity. Upon the occurrence of any Tax Loss, Lessee shall pay to Lessor at Lessor’s option either: (i) an amount or amounts that, after reduction by the net amount of all federal, state and local taxes required to be paid by Lessor with respect to the receipt of such amount or amounts, equals the aggregate additional federal, state and local income taxes payable by Lessor as a result of such Tax Loss plus any interest, fines, additions to tax or penalties relating to or in connection with such Tax Loss, which amount shall be payable within thirty (30) days after written notice from Lessor to Lessee that a Tax Loss has occurred, or (ii) additional Rent on each Basic Rent Date, beginning on the Basic Rent Date specified in written notice from Lessor to Lessee that a Tax Loss has occurred, in such amounts as are necessary to maintain Lessor’s after-tax economic yield and overall net after-tax cash flow for the entire Term at the same level that would have been available if such Tax Loss had not occurred, plus any interest, penalties or additions to tax that may be imposed in connection with such Tax Loss. In the event of any Tax Loss, the Casualty Value and any affected option amounts shall be adjusted appropriately by Lessor. Any amount payable by Lessee with respect to a Tax Loss shall be calculated based on the assumptions set forth in Section 1 above.

(b)       Tax Loss. For the purposes of this indemnity, any of the following events shall constitute a “Tax Loss”: (i) as the result of any act or failure to act of Lessee (regardless of whether any such act or failure to act is permitted by the terms of the Lease or otherwise, but excluding (a) Lessee’s act of entering into the Lease, and (b) any act expressly permitted under the Lease), or the breach of any of Lessee’s representations, warranties, or covenants set forth in this Tax Rider, Lessor shall lose, or shall not have the right to claim, or shall suffer a disallowance or recapture with respect to, or shall receive a lower than anticipated economic benefit from, all or any portion of the Assumed Tax Benefits; (ii) for federal, foreign, state or local income tax purposes, any item of income, loss or deduction with respect to the Aircraft is treated as derived from, or allocable to, sources outside the U.S., and as a result Lessor’s allowable foreign tax credit for federal income tax purposes for any year is less than the credit to which Lessor would have been entitled if all such income, loss and deduction had been from U.S. sources; or (iii) during the Term there shall be included in Lessor’s gross income for federal, state or local income tax purposes any amount on account of any Addition, Alteration or other modification or improvement to or in respect of the Aircraft made or paid for by Lessee, or due to an exchange of the Aircraft or any portion of the Aircraft, which results in any reduction to Lessor’s anticipated after-tax economic yield from the Lease.

4.         Beneficiaries of the Indemnity. For purposes of this Tax Rider, (a) “Lessor” includes any entity identified as Lessor , its successors in interest, each assignee and each of their respective successors in interest and assigns, any Consolidated Group (hereinafter defined) of which Lessor or any such assignee or any of their respective successors in interest or assigns is, or may become a member, and each member of such Consolidated Group; and (b) “Consolidated Group” means an affiliated group (within the meaning of Section 1504 of the Code) that files consolidated returns for federal income tax purposes and any group filing combined, unitary or consolidated returns pursuant to the rules of any state taxing authority.

5.         Survival. The indemnification obligations of Lessee under this Tax Rider shall survive the expiration, cancellation or termination of the Lease. Provided the Lessee fully, timely and indefeasibly performs its indemnification obligations under this Tax Rider in accordance with the terms hereof and of the Lease, Lessor shall have no additional remedies with respect to the occurrence of a Tax Loss.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have each caused this Tax Rider to be duly executed by their respective officers, thereunto duly authorized as of the date first written above.

BANC OF AMERICA LEASING & CAPITAL, LLC

By:

Name:

Title:

Ahern Rentals, Inc.

By:	/s/ Don F. Ahern

Name:	DON F. AHERN

Title:	PRESIDENT

Don F. Ahern

By:	/s/ Don F. Ahern
Print Name:	Don F. Ahern

IN WITNESS WHEREOF, the parties hereto have each caused this Tax Rider to be duly executed by their respective officers, thereunto duly authorized as of the date first written above.

BANC OF AMERICA LEASING & CAPITAL, LLC

By:	/s/ Tracy A. Doorley

Name:	Tracy A. Doorley

Title:	Vice President

Ahern Rentals, Inc.

By:

Name:

Title:

Don F. Ahern

By:
Print Name:	Don F. Ahern

INSURANCE ADDENDUM (“Insurance Addendum”) to Aircraft Lease (S/N 525-0497) dated as of October 5, 2007, (the “Lease”) by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lessor (“Lessor”), and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”).

All capitalized terms not defined in this Insurance Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Insurance Addendum, and it shall supplement and be a part of the Lease.

(a) Liability Insurance. Lessee shall maintain at its sole cost and expense for the entire Term with insurers of recognized reputation and responsibility satisfactory to Lessor (but in no event having an A.M. Best or comparable agency rating of less than “A-”) (i) comprehensive aircraft and general liability insurance against bodily injury or property damage claims, including, without limitation, contractual liability, premises damage, public liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than: (A) $25,000,000.00 when operated under Part 91 of the FARs, or (B) $50,000,000.00 when operated under Part 135 of the FARs for each single occurrence and (ii) personal injury liability in an amount not less than $25,000,000.00.

(b) “All-Risk” Hull Insurance. Lessee shall maintain at its sole cost and expense for the entire Term with insurers of recognized reputation and responsibility satisfactory to Lessor (but in no event having an A.M. Best or comparable agency rating of less than “A-”), “all risk” ground, taxiing, and fight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the Casualty Value of the Aircraft (such amount determined at the Acceptance Date and at each anniversary of the Rent Commencement Date for each succeeding year throughout the Term).

(c) War Risk and Allied Perils. Lessee shall also maintain war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in Paragraph (a) and Paragraph (b) above, as applicable.

(d) Additional Policy Requirements. Any policies of insurance carried in accordance with this insurance Addendum and any policies taken out in substitution or replacement of any policies (i) shall be endorsed to name Lessor as the owner of the Aircraft and as additional insured as its interests may appear (but without responsibility for premiums), (ii) with respect to insurance carried in accordance with Paragraphs (b) or (c) above, as applicable, shall provide that any amount payable thereunder shall be paid directly to Lessor as sole loss payee and not to Lessor and Lessee jointly, (iii) shall provide for thirty (30) days written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lessee or Lessor, and any rights of subrogation against Lessor, (vi) shall provide that in respect of the interests of Lessor in such policies, the insurance shall not be invalidated by any action or inaction of Lessee or any other Person operating or in possession of the Aircraft regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Lessee or any other Person operating or in possession of the Aircraft and (vii) shall be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance. Notwithstanding clause (ii) of the preceding sentence, so long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, the amounts referred to in clause (ii) may be paid, as applicable, either (A) if $100,000.00, or more, in the aggregate, to Lessor and Lessee, jointly, as their interests may appear, and released by Lessor to Lessee or other appropriate Persons in payment of the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the operating condition required by the Return Addendum and any other applicable provision of the Lease, or shall be disbursed by Lessor as otherwise required by the Lease, or (B) if less than $100,000.00 in the aggregate, to Lessee (and such amounts shall be applied by Lessee to pay the costs of such repairs).

(e) World Wide Coverage. All of the overages required in this Insurance Addendum shall be in full force and effect worldwide throughout any geographical areas to, in, or over which the Aircraft is operated.

(f) No Right To Self-Insure. Lessee shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) the insurance required to be maintained hereunder.

(g) U.S. Dollars. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.

(h) Adjustments to Coverage. Lessee agrees that is shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lessor’s request, as and when Lessor deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Lessee’s anticipated use of the Aircraft or other pertinent circumstances.

CLOSING TERMS ADDENDUM (“Closing Terms Addendum”) to Aircraft Lease (S/N 525-0497) dated as of October 5, 2007, (the “Lease”) by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lessor (“Lessor”), and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”).

All capitalized terms not defined in this Closing Terms Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Closing Terms Addendum, and it shall supplement and be a part of the Lease.

A.       Purchase and Required Documents. On or prior to the Acceptance Date and at least one full Business Day prior to closing, Lessee shall have delivered or caused to be delivered the following to Lessor, as applicable:

1.         “Purchase Documents” including copies of the following:

(a) All purchase and warranty agreements entered into by Lessee or any predecessors in connection with the acquisition of the Aircraft, including the assignment of such purchase agreements to Lessor; (b) warranty bills of sale conveying title to the Aircraft, including the Engines, from Supplier to Lessor; (c) invoices in Lessor’s name for the purchase of the Aircraft, including the Engines; (d) evidence of Lessee’s tax exempt status for purposes of sales and use tax in form and substance satisfactory to Lessor, if applicable; and (e) all exhibits, addenda, supplements and revisions, and such other documents relating to the purchase or conveyance of title as Lessor may request.

2.         “Required Documents” shall mean and include the following:

(a) All Lease Documents, including four (4) executed counterparts of the Lease, Lease Supplement and Schedules thereto, together with the Consent to Management Agreement.

(b) UCC assignments, release and/or termination statements, where needed, relating to the Aircraft and the Collateral in all places that are, in Lessor’s opinion, necessary or appropriate to protect Lessor’s interest therein.

(c) Certificate(s) of good standing for Corporate Lessee from its state of organization and the state(s) where the Primary Hanger Location, New Hanger Location and Corporate Lessee’s chief executive offices and principal place of business are located.

(e) A certificate or certificates, executed by Corporate Lessee’s secretary or other authorized representative certifying: (i) that execution, delivery and performance of the Lease and all ancillary documentation and the entrance by Corporate Lessee into the transactions contemplated hereby and thereby have been authorized, and (ii) the name(s) of the person(s) authorized to execute and deliver such documents on behalf of Corporate Lessee together with specimen signature(s) of such person.

(f) Copies of Corporate Lessee’s articles of incorporation and by-laws, or manager’s or member’s certificate, certificate of formation, and operating agreement, as applicable.

(g) Evidence in form and substance satisfactory to Lessor as to the insurance coverage required under the Insurance Addendum, including, but not limited to, a certificate of insurance, copies of endorsements (including a Lessor endorsement), applicable policies and written confirmation from the insurance underwriter or broker that the insurance coverage provided is in compliance with the requirements of the Insurance Addendum of the Lease and the Consent to Management Agreement.

(h) An inspection report and/or appraisal satisfactory to Lessor with respect to the Aircraft prepared by inspector(s) or appraiser(s) acceptable to Lessor.

(i) One (1) fully executed copy of the Management Agreement, together with a copy of Manager’s air carrier certificate.

(j) Such other documents, certificates and opinions, and evidence of such other matters, as Lessor, Lessor’s counsel or FAA Counsel may reasonably request.

B.        FAA Documents. On or prior to the Acceptance Date and at least one full Business Day prior to closing, Lessee shall have delivered to FAA counsel the following “FAA Documents”, as applicable.

1.         Evidence of reservation of a FAA registration number for the Aircraft and/or an Assignment of Special Registration Number (FAA AC Form 8050-64) assigning rights in such “N” number to Lessor with respect to the Aircraft.

2.         Evidence of the issuance by the FAA of a Standard Airworthiness Certificate (FAA AC Form 8100-2) for the Aircraft.

3.         All of the following in proper form for filing with and recording by the FAA: (a) The executed FAA Aircraft Bill of Sale (FAA AC Form 8050-2) (the “FAA Bill of Sale”) in the name of Lessor; (b) the executed FAA Aircraft Registration Application (FAA AC Form 8050-1) (the “Registration Application”) (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof); (c) executed releases of any Liens in form and substance satisfactory to FAA Counsel. Lessor’s counsel and/or Lessor; (d) one (1) fully executed counterpart of the Lease, and the Lease Supplement and Schedules thereto, all the foregoing being in proper form for filing with and recording by the FAA; (e) such other documents as are necessary, in the opinion of FAA Counsel, to vest good title to the Aircraft in the name of Lessor, free and clear of Liens; (f) a Declaration of International Operations if Lessee is scheduled to fly the Aircraft out of the continental U.S. (including over international waters) within thirty (30) days after Closing; and (g) if applicable, a LLC application or statement acceptable to the FAA.

C.        International Registry Documents. On or prior to the Acceptance Date and at least one full Business Day prior to closing, Lessee shall have delivered to FAA counsel the following “International Registry Documents”, as applicable:

1.         Fully executed and authorized discharges of any International Interests in form and substance satisfactory to FAA Counsel. Lessor’s counsel and/or Lessor, along with the consent(s) (including Final Consent(s)) of the applicable parties thereto, necessary for the Aircraft to be conveyed to Lessor free and clear of Liens.

2.         AC Form 8050-135 FAA Entry Point Filing Forms International Registry in proper form for filing with the FAA with respect to this Lease, any Associated Rights and the sale of the Aircraft by Supplier of Lessor.

3.         Evidence that each Lessee and Supplier are each a Transacting User Entity of the International Registry and that each has designated a Professional User Entity satisfactory to Lessor.

4.         A Priority Search Certificate from the International Registry addressed to Lessor indicating that the Aircraft is free and clear of Liens, and, on the Acceptance Date, confirmation from FAA Counsel that a Priority Search Certificate from the International Registry indicates that the Aircraft is free and clear of Liens.

5.         At closing, Lessor and FAA Counsel shall receive confirmation (which confirmation shall be satisfactory to Lessor and FAA Counsel) by Supplier’s and each Lessee’s respective Professional User Entities that each such party has consented to the registration of all International Interests (including all required Final Consents).

6.         Such other documents as are necessary, in the opinion of FAA Counsel, to register Lessor’s International Interest in and contract of sale of the Aircraft, along with any Associated Rights thereto pursuant to the Cape Town Convention, free and clear of Liens.

D.        Conditions Subsequent

1. On or subsequent to the Acceptance Date, but not later than the date of the Aircraft’s first flight under the leasehold conveyed herein, Lessee shall confirm to Lessor that pertinent copies of the Registration Application, Standard Airworthiness Certificate the Lease, including the Lease Supplement have been properly placed on the Aircraft. In addition, for all operations outside the continental U.S., the Lessee shall maintain either a permanent Certificate of Registration or “fly-time wire” (FAA Standard Form 14) on-board the Aircraft.

2. Lessee shall confirm to Lessor that (a) within 24 hours following execution thereof, a copy of the Lease was mailed to the Flight Standards Technical Division of the FAA; and (b) Lessee has notified the FAA (such notification to have been given by facsimile transmission, telephone or in person to the FAA Flight Standards District Office, General Aviation District Office nearest the airport where such flight will originate) concerning the first flight of the Aircraft under the Lease at least forty-eight (48) hours prior to takeoff.

3. Within five (5) business days after the closing, Lessor shall receive an opinion of FAA Counsel satisfactory to Lessor that title to the Airframe is vested in Lessor, that Lessor has a valid and perfected security interest in the Aircraft, has duly registered and searchable International Interest in the Aircraft, and that the Aircraft (including the Airframe and Engines) is free and clear of all other Liens of record.

4. Immediately after closing, but on the Acceptance Date, Lessor shall receive a Priority Search Certificate from the International Registry addressed to Lessor evidencing that its International Interest in the Aircraft, any Associated Rights and the contract of sale of the Aircraft have been duly registered therein and are searchable.

PURCHASE, EARLY PURCHASE AND RENEWAL OPTION ADDENDUM (“Option Addendum”) to Aircraft Lease (S/N 525-0497) dated as of October 5, 2007, (the “Lease”), by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lessor (“Lessor”), and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”).

All capitalized terms not defined in this Option Addendum are defined herein in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Option Addendum, and it shall supplement and be a part of the Lease.

Purchase and Renewal Options.

(a) End of Term Purchase Option. So long as (i) no Event of Default shall have occurred, and (ii) Lessee shall not have exercised its renewal option pursuant to Paragraph (b) hereof, Lessee may, upon giving its irrevocable written notice to Lessor at least one hundred eighty (180) days but no more than two hundred forty (240) days prior to the Expiration Date, purchase the Aircraft at the expiration of the Basic Term for an amount, payable in immediately available funds, equal to the Fair Market Sales Value of the Aircraft as of the end of the Basic Term determined in accordance with Paragraph (c) hereof plus any applicable impositions resulting from such sale, together with any Basic Rent due and payable on or before the Expiration Date and all other accrued and unpaid Rent. Lessor’s sale of the Aircraft shall be on an “AS-IS WHERE-IS” basis, except that Lessor shall represent to Lessee that the Aircraft shall be free and clear of all Lessor’s Liens.

(b) Renewal Option. So long as (i) no Default or Event of Default shall have occurred, and (ii) Lessee shall not have exercised its purchase options pursuant to either Paragraph (a) or (e) hereof, Lessee may renew this Lease for the Renewal Term referred to on Schedule 2-A commencing upon the expiration of the Basic Term. Lessee’s option to renew this Lease for a Renewal Term shall be exercisable by giving irrevocable written notice to Lessor at least one hundred eighty (180) days but no more than two hundred forty (240) days prior to the expiration of the Basic Term. All of the provisions of this Lease shall be applicable during the Renewal Term, except that, the Basic Rent shall be an amount equal to the Aircraft’s Fair Market Rental Value, which shall be determined in accordance with Paragraph (c) hereof and the Expiration Date shall be the last day of the Renewal Term. During the Renewal Term, Basic Rent shall be payable in the same manner and frequency as the Basic Rent was payable during the Basic Term, which payment dates shall be deemed “Basic Rent Dates” for purposes of this Lease.

(c) Determination of Fair Market Sales and Rental Values. If Lessee has elected either of the options specified above, then as soon as practicable thereafter, Lessor and Lessee shall consult for the purpose of determining the Fair Market Sales Value or Fair Market Rental Value, as applicable, of the Aircraft as of the end of the Basic Term, and any values agreed upon in writing between Lessor and Lessee shall be binding on both parties. If Lessor and Lessee fail to agree upon any such value prior to one hundred thirty-five (135) days before the expiration of the Basic Term, Lessor shall then appoint an independent appraiser (reasonably acceptable to Lessee) to determine the applicable value, and such determination by the independent appraiser shall be made within thirty (30) days after such appointment and shall be binding on Lessor and Lessee. The independent appraiser shall make any such determination utilizing the definition of Fair Market Sales Value or Fair Market Rental Value, as the case may be, including all assumptions. Lessee agrees to pay the costs and expenses of any such determination and appraisal.

(d) Time to Exercise Option. Notwithstanding the provisions of Paragraphs (a) and (b), Lessee shall be deemed to have waived the foregoing purchase option and renewal option unless Lessee provides Lessor with written notice of its irrevocable election to exercise the applicable option within one hundred eighty (180) days prior to the expiration of the Basic Term.

(e) Early Purchase Option. So long as no Default or Event of Default shall have occurred, Lessee may, upon giving its irrevocable written notice to Lessor at least one hundred twenty (120) days but no more than one hundred eighty (180) days prior to the proposed Early Purchase Date, purchase the

Aircraft on the Early Purchase Date for an amount, payable in immediately available funds, equal to the applicable Early Purchase Option Amount, plus any applicable impositions resulting from such sale, together with any Basic Rent due and payable on or before the Early Purchase Date and all other accrued and unpaid Rent. Lessor’s sale of the Aircraft shall be on an “AS-IS-WHERE-IS” basis. The Lease shall not be deemed terminated unless, on the Early Purchase Option Date, (i) Lessor receives the amounts specified in the preceding sentence in indefeasible funds, and (ii) Lessee satisfies any and all other conditions imposed by Lessor with respect to the sale of the Aircraft.

RETURN ADDENDUM (“Return Addendum”) to Aircraft Lease (S/N 525-0497) dated as of October 5, 2007, (the “Lease”) by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lessor (“Lessor”) , and Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”).

All capitalized terms not defined in this Return Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Return Addendum, and it shall supplement and be a part of the Lease.

(a) Condition Upon Return. Unless purchased by Lessee, upon the expiration, cancellation, or other termination of the Lease, Lessee will return the Aircraft (together with all Records) to Lessor at a location specified by Lessor within the continental U.S. The Aircraft shall be fully equipped with the Engines or the same number, make, and model of engines as are set forth on Schedule No. 1, which shall fully comply with the Lease, and which, in the opinion of Lessor, have the same or improved utility, value, useful life, performance, and efficiency (normal wear and tear excepted) as the Engines had on the Acceptance Date and are suitable for use on the Airframe and owned by Lessor and properly installed thereon. The Aircraft, at Lessee’s expense, upon redelivery pursuant hereto (i) shall have a currently effective FAA airworthiness certificate; (ii) shall be free and clear of all Liens other than the Lease and any Lessor’s Liens; (iii) shall be in the same configuration, coloring and appearance and in the same operating condition, ordinary wear and tear excepted, as when delivered to Lessee on the Acceptance Date or, at Lessor’s option, Lessee shall pay to Lessor an amount equal to the actual cost of such restoration; (iv) shall be in good operating condition, physical condition and appearance (ordinary wear and tear excepted), with all systems operating normally; (v) shall have no damage history, unless such damage has been repaired in accordance with the Lease; (vi) shall have no open mandatory service bulletins or airworthiness directives, and if terminating action is required within six (6) months of the date of return, Lessee shall comply with each of the same by terminating action, and shall be in compliance with all other Applicable Law and Maintenance Requirement; and (vii) shall be otherwise in the condition and repair required under the Lease.

(b) Damage History and Excess Use Compensation.

(i) Damage History. If Lessor is of the opinion that the Aircraft’s fair market sales value is diminished due to the existence of any damage history, Lessor and Lessee shall consult for the purpose of determining the Diminution Amount (as defined below), and any values agreed upon in writing between Lessor and Lessee shall be binding on both parties. The “Diminution Amount” shall mean the amount by which (A) the Fair Market Sales Value of the Aircraft without such damage history, exceeds (B) the Fair Market Sales Value of the Aircraft with such damage history (and as to this sub-clause (B), without making the assumption in clause (iii)(B) of the definition of Fair Market Sales Value). If Lessee and Lessor fail to agree within ten (10) days after the return of the Aircraft to Lessor, then Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine the Diminution Amount. Lessee agrees to pay the costs and expenses of any such determination and appraisal. The independent appraiser shall be required to complete such determination as promptly as practicable, but in any event, not later than forty (40) days after the date on which it is appointed. A final determination by the independent appraiser regarding the extent of any Diminution Amount shall be binding on Lessee and Lessor. Lessee shall pay to Lessor within ten (10) days after the independent appraiser’s determination an amount equal to the Diminution Amount, if any.

(ii) Excess Use. Upon the return of the Aircraft to Lessor, Lessor and Lessee shall consult for the purpose of determining the Excess Use Amount (as defined below), if any, and any amount agreed upon in writing between Lessor and Lessee shall be binding on both parties. The “Excess Use Amount” shall mean the amount, if any, by which (A) the Fair Market Sales Value of the Aircraft without such Excess Hours, exceeds (B) the Fair Market Sales Value of the Aircraft with such Excess Hours (and as to this subclause (B), without making the assumption in clause (iii)(C) of the definition of Fair Market Sales Value). If Lessor and Lessee fail to agree within ten (10) days after the return of the Aircraft to Lessor, then Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee)

to determine the Excess Use Amount Lessee agrees to pay the costs and expenses of any such determination and appraisal. The independent appraiser shall be required to complete such determination as promptly as practicable, but in any event, not later than forty (40) days after the date on which it is appointed. A final determination by the independent appraiser regarding the extent of the Excess Use Amount, if any, shall be binding on Lessor and Lessee. Lessee shall pay to Lessor within ten (10) days after the independent appraiser’s determination an amount equal to the Excess Use Amount.

(c) Mid-Life Condition. Upon return (i) each Engine and APU shall have available operating hours or months until the next scheduled “hot section” inspection, mid-life inspection or the next scheduled major overhaul of not less than fifty percent (50%) of the total operating hours or months available between such hot section inspection, mid-life inspection, or major overhaul, as the case may be; (ii) the Airframe shall have remaining not less than (aa) fifty percent (50%) of the available operating hours allowed between major airframe inspections; and (bb) fifty percent (50%) of the number of available operating months allowed between major airframe inspections until the next scheduled major airframe inspection; and (iii) all life limited parts and components shall have remaining not less than fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement. In addition to the requirements set forth in clauses (i), (ii), and (iii) above, all inspections and scheduled maintenance required to be performed on the Airframe, Engines and APU and all life limited parts and components within one hundred twenty (120) days of the date of return and/or one hundred (100) hours of additional operation shall have been performed by Lessee.

(d) Engines. If any Engine does not comply with Paragraph (c)(i) above, for each such Engine Lessee shall pay Lessor an amount equal to either (i) the current estimated cost of the next scheduled “hot section” or mid-life inspection, as the case may be (including in such estimated cost, all required replacements of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (A) zero, and (B) the difference between (x) the actual number of operating hours or months since the previous hot section or mid-life inspection, as the case may be, and (y) fifty percent (50%) of the total operating hours or months allowable between hot section or mid-life inspections, as the case may be and the denominator shall be the total operating hours or months allowable between hot section or mid-life inspection, as the case may be, or (ii) for each such Engine, the product of the current estimated cost of the next scheduled major overhaul (including in such estimated cost, all required replacements of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (A) zero, and (B) the difference between (x) the actual number of hours of operation since the previous major overhaul, and (y) fifty percent (50%) of the total operating hours allowable between major overhauls, and the denominator shall be the total operating hours allowable between major overhauls. Lessee shall, immediately upon request, assign to Lessor its rights under any manufacturer’s maintenance service contract or extended warranty for the Aircraft, any engine, any APU, or part.

(e) Airframe. If the Airframe does not comply with Paragraph (c)(ii) above, Lessee shall pay to Lessor an amount equal to the sum of the product of the current estimated cost of the next scheduled major airframe inspection (including in such estimated cost, all required replacement of the limited parts) multiplied by the fraction wherein the numerator shall be the greater of (i) zero, and (ii) the difference between (x) the actual number of respective operating hours or months of operation since previous major airframe inspection, and (y) 50% of the respective total operating hours or months of operation  allowable between scheduled major airframe and pressure vessel inspections,  and the denominator shall be the respective total operating hours or months of operation between scheduled major airframe inspections.

(f) Maintenance Contracts. Lessee need not compensate Lessor as contemplated in Paragraphs (d) or (e), as the case may be, if at the time of the return of the Aircraft to Lessor:

(i) in the case of Paragraph (d) above.

(A) both of the Engines are covered by a service and maintenance contract in form and substance satisfactory to Lessor which provides for the maintenance and/or overhaul of such property.

(B) either (x) adequate reserves for future required maintenance and/or overhaul shall have been provided for pursuant to such maintenance contract, or (y) all amounts due and payable pursuant to such maintenance contract shall have been paid in full through the date of return, and

(C) the entity that provides the maintenance and/or overhaul services under such maintenance contract shall either (x) recognize the transfer by Lessee to Lessor of the rights and interests of Lessor (or its designee) under such maintenance contract, or (y) acknowledge the rights and interests of Lessor (or its designee) under such maintenance contract, and

(ii) in the case of Paragraph (e) above,

(A) the Airframe is covered by a service and maintenance contract in form and substance satisfactory to Lessor which provides for the maintenance and/or overhaul of such property.

(B) either (x) adequate reserves for future required maintenance and/or overhaul shall have been provided for pursuant to such maintenance contract, or (y) all amounts due and payable pursuant to such maintenance contract shall have been paid in full through the date of return, and

(C) The entity that provides the maintenance and/or overhaul services under such maintenance contract shall either (x) recognize the transfer by Lessee to Lessor of the rights and interests of Lessor (or its designee) under such maintenance contract, or (y) acknowledge the rights and interests of Lessor (or its designee) under such maintenance contract.

(g) Parts and Components. If any life limited part or component does not comply with Paragraph (c)(iii) above, Lessee shall pay to Lessor with respect to each part or component for which said requirement is not met the dollar amount obtained by multiplying (i) the ratio that the life expended in excess of fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement bears to the total allowable life (measured in hours, cycles and/or months, as the case may be) for such part or component by (ii) Lessor’s cost of replacement of such part or component. Lessor’s cost of replacement of a part or component shall include Lessor’s then current cost of purchasing the part or component itself and all of Lessor’s then current costs associated with the replacement.

(h) Inspection Overhaul Charges. All restoration costs and prorated inspection and/or overhaul charges, if any, shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due, including the names of all sources used for the required cost estimates. Unless both Lessor and Lessee agree to an alternative source, or as provided herein, the Manufacturers of the Airframe and Engines shall be used as the sources for all cost estimates.

(i) Fuel. Upon return, each fuel tank shall contain no less than fifty percent (50%) of its full capacity, or in the case of differences in such quantity, an appropriate adjustment will be made at the then current market price of fuel.

(j) Records. Lessee shall deliver all Records to Lessor, including:

(i) Originals of all of the following: (A) all records of maintenance, preventative maintenance, alterations and major repairs, (B) all Airframe and Engine logbooks endorsed for current total time and cycles for the airframe, total time and cycles for each Engine and an entry for total time and cycles since overhaul and hot section inspection for each Engine; and the Airframe logbook must include all appropriate endorsements (i.e., maintenance releases) verifying that the avionics have been periodically tested and inspected in accordance with all applicable provisions of the FARs and the applicable maintenance program, (C) a current written summary certified by a FAA-licensed mechanic listing the status of all applicable airworthiness directive and service bulletins for the Airframe, Engines, any APU, Parts and appliances, and (D) a written summary certified by a FAA-licensed mechanic of the current status of life limited and/or overhauled components for the Airframe, Engines (in accordance with the Manufacturer’s recommended intervals), Engine accessories, any APU, Parts and appliances as defined in the most current revision(s) of all Manufacturers’ maintenance publications applicable to the Aircraft.

(ii) The following documentation and data for each component having an overhaul or inspection requirement of life limit, which components are identified in pertinent sections of the maintenance program applicable to the Aircraft as follows: (A) an airworthiness release certificate or maintenance release tag, (B) the Vendor work order or copy thereof verifying the details of each component overhaul, and (C) an appropriate record certifying the date and expended time status of the component when installed (i.e., copy of log or inspection squawk card), all of which must be properly organized and provided on board the Aircraft at the time it is returned to Lessor.

(iii) To the extent not covered above, Lessee will also deliver to Lessor all work cards, computerized maintenance history, component serviceability tags, STCs, 337s, maintenance manuals, and structural repair manuals.

All manuals or other documents delivered to Lessor that are subject to periodic revision will be fully up-to-date and current to the latest revision standard of any particular manual or document. If the Aircraft is on a computerized maintenance program, such program will be up-to-date in accordance with the Manufacturer’s recommended maintenance schedule and fully assignable to Lessor at redelivery. Lessee will provide all of the following Records to Lessor upon return of the Aircraft to Lessor, regardless of whether Lessee has conducted its periodic inspections of the Aircraft pursuant to pertinent sections of the Maintenance Program or in accordance with an inspection program approved by FAA. All records shall be in English. In the event any Records are missing or incomplete or otherwise do no comply with the provisions hereof, Lessor shall have the right to cause any such Records to be reconstructed at Lessee’s expense.

(k)       Storage. Upon the expiration, cancellation or other termination of the Lease, Lessee will, if requested by Lessor, permit Lessor to store the Aircraft at the Primary Hanger Location or New Hanger Location for up to thirty (30) days. During such storage period Lessee will, at its own expense, keep the Aircraft properly hangared and will permit Lessor or any Person designated by Lessor, including the authorized representatives of any prospective purchaser, lessee or user of the Aircraft to inspect the same. Lessee shall bear the risk of loss and shall pay any and all expenses connected with insuring and maintaining the Aircraft during such storage period. Notwithstanding the foregoing, upon the cancellation or termination of the Lease in connection with an Event of Default, the storage period provided for in this paragraph and the obligation to hangar and insure the Aircraft shall be unlimited.

(l)        Replacement Engines. If any engine not owned by Lessor shall be installed on the returned Airframe as set forth in Paragraph (a) hereof, then Lessee will concurrently with such delivery at its own expense, furnish Lessor with a full warranty bill of sale, in form and substance satisfactory to Lessor with respect to each such engine and with a written opinion of FAA Counsel to the effect that, upon such return, Lessor will acquire a valid and perfected interests in such engine free and clear of all Liens (except Lessor’s  Liens). Thereupon, unless a Default or Event of Default shall have occurred and be continuing. Lessor will transfer to Lessee, on an “AS-IS, WHERE-IS” basis, all of Lessor’s right, title and interest in and to any Engine not installed on the Airframe at the time of the return of such Airframe.

(m)      Inspections. Not more than forty-five (45) days prior to the expiration of the Lease, upon the written request of Lessor, Lessee shall certify to Lessor that the Aircraft is in the condition required by this Return Addendum, or indicate what maintenance or repair is needed to bring the Aircraft to the specified condition. Without limiting the provisions of Section 14(d) of the Lease, Lessor shall have the right, but not the duty, to inspect the Aircraft, any component thereof and/or the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior written notice to Lessee except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default or an Event of Default. Upon request of Lessor, Lessee shall promptly confirm to Lessor the location of the Aircraft and/or the Records. Lessee shall be responsible for the cost of such inspection and shall pay Lessor such amount as additional Rent within ten (10) days of demand. If the results of such inspection indicate that the Aircraft, any Engine, any APU or Part, has not been maintained or returned in accordance with the provisions of the Lease, in addition to all other Rent due under the Lease, Lessee shall pay to Lessor within ten (10) days of demand, as liquidated damages, the estimated cost of servicing or repairing any such non-complying item so as to cause it to be in compliance therewith. Such amount shall be determined by Lessor by obtaining two quotes for such service or repair work and taking their average. Lessee shall bear the cost, if any, incurred by Lessor in obtaining such quotes.

(n)       Holdover Rent. If Lessee fails to return the Aircraft (including the Records) at the time, place and in the condition specified in this Return Addendum, (A) all of Lessee’s obligations under the Lease shall continue until it is so returned to Lessor, and (B) as liquidated damages and not as a penalty, and, in addition to all other Rent due under the Lease, Lessee shall pay to Lessor an amount equal to the greater of the fair market rent value (which for the purposes of this Section shall be as determined by Lessor) or the Daily Rent for each day after the end of the Term to, but excluding the day the Aircraft is actually returned in accordance with this Return Addendum; provided, however, that the obligation to pay, or the payment of, any such holdover or additional rent shall neither extend the time to return, nor constitute a waiver of any Default or Event of Default arising by reason of such failure to return. Such amount shall be payable upon the earlier of Lessor’s demand or the return of the Aircraft in accordance with the Lease.

(o)       Lease Termination. Lessee agrees to execute, if requested by Lessor, a lease termination statement.

(p)       Supplemental Rent. All of the amounts payable under this Return Addendum shall constitute Supplemental Rent.

(q)       Survival. The provisions of this Return Addendum shall survive the expiration, cancellation or other termination of the Lease and the return of the Aircraft to Lessor for any reason whatsoever.

(r)        Injunctive Relief. Without limiting any other terms or conditions of the Lease, the provisions of this Return Addendum are of the essence of the Lease, and upon application to any court of equity having jurisdiction, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth herein.

LEASE SUPPLEMENT
(Acceptance Certificate)

This LEASE SUPPLEMENT (this “Lease Supplement”), is being entered into as of  October 5, 2007, by Ahern Rentals, Inc. (the “Corporate Lessee”) and Don F. Ahern (“Ahern”), as co-lessees (collectively, the Corporate Lessee and Ahern are referred to hereinafter as the “Lessee”) (“Lessee”), pursuant to that certain Aircraft Lease (S/N 525-0497) dated as of October 5, 2007,  (the “Lease”) by and between Banc of America Leasing & Capital LLC, as lessor (“Lessor”) and Lessee,  and this Lease Supplement shall constitute a part of the Lease.

(a)       Acceptance of Aircraft. Lessee hereby acknowledges, agrees, and certifies to Lessor that the Aircraft described in Schedule No. 1 hereto: (1) is in Lessee’s possession, has been inspected by Lessee to its complete satisfaction, has been found to be in good working order, repair and condition and fully equipped to operate under Applicable Law, (2) is of a size, design, capacity and manufacture selected by Lessee and suitable for Lessee’s purposes, and (3) is as of the date hereby (“Acceptance Date”), unconditionally, irrevocably and fully accepted by Lessee for lease under the Lease. Lessee hereby further unconditionally and irrevocably reaffirms its acknowledgments and agreements in the Lease. All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Lease.

(b)       Acknowledgments and Representations by Lessee. Lessee hereby acknowledges, agrees, and certifies to Lessor that:

(1)       The representations and warranties of Lessee set forth in the Lease and all certificates and opinions delivered in connection with the Lease were true and correct in all respects when made and are true and correct as of the date hereof, with the same force and effect as if the same had been made on this date.

(2)       Lessee has obtained, and there are in full force and effect, all insurance policies required under the Lease, and Lessee has caused evidence of the required coverage to be provided to Lessor prior to the date hereof. Lessee has also satisfied or complied with all of the other conditions precedent set forth in the Lease, including those set forth in the Closing Terms Addendum.

(3)       No Default or Event of Default exists as the date of this Lease Supplement.

(4)       Lessee has furnished no equipment for the Aircraft other than (i) as stated on Schedule No. 1, or (ii) permitted as an Addition pursuant to this Lease.

(5)       The facts, terms, information, description, and costs set forth in the attached Schedule  No. 1, No. 2, No. 2-A, and No. 3 are true, complete, accurate and correct.

(6)       Each financial statement delivered to Lessor prior to the date of this Lease Supplement was prepared in accordance with GAAP, and since the date of the most recent financial statement (as specified on Schedule No. 2) there has been no material adverse change in the financial condition of Lessee.

(7)       LESSOR HAS NOT MANUFACTURED OR SUPPLIED THE AIRCRAFT, AND LESSOR ACQUIRED THE AIRCRAFT IN CONNECTION WITH THE LEASE. LESSEE HAS SELECTED THE AIRCRAFT AND MAINTENANCE PROVIDERS WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS  OR EMPLOYEES AND LESSEE IS LEASING THE AIRCRAFT “AS-IS, WHERE-IS” AND “WITH ALL FAULTS”. This Lease shall be deemed a “finance lease” under Section 2A-103 (g) of the UCC.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Lessee has caused this Lease Supplement to be duly executed by its officer thereunto duly authorized.

Ahern Rentals, Inc.

By:	/s/ Don F. Ahern

Name:	DON F. AHERN

Title:	PRESIDENT

Don F. Ahern

By:	/s/ Don F. Ahern
Print Name:	Don F. Ahern

This is Counterpart No. 2 of a total of 3 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

SCHEDULE NO. 1

TO

LEASE SUPPLEMENT

DESCRIPTION OF AIRCRAFT

Cessna model 525 aircraft which consists of the following components:

(a) Airframe bearing United States Registration number N525JJ and manufacturer’s serial number
525-0497.

(b) Two (2) Williams (referred to on the International Registry as Williams International Co LLC) generic model FJ44-1A engines bearing manufacturer’s serial numbers 2000 and 2012 (each of which has 550 or more rated takeoff horsepower or the equivalent of such horsepower).

(c) Standard avionics and equipment, optional equipment, and such other items fitted or installed on the Aircraft and as may be more particularly described hereinafter:

See Schedule A that is attached hereto and made a part hereof.

(d) Those items of Lessee furnished equipment which are installed on the aircraft and are as described in a bill of sale or bills of sale therefore, delivered by Lessee to Lessor (copies of which may be appended hereto).

Manufacturer of Airframe:	Cessna Aircraft Company
Manufacturer of Engines:	Williams International Co LLC

SCHEDULE A

AVIONICS AND EQUIPMENT

Collins ProLine 21 Avionics Package including:

EFIS/FD/AP: Three Collins 8x10 EFIS Displays
COMMS/NAVS: Dual Honeywell CNI-5000
EGPWS: Honeywell Mark V
Transponders: Dual Honeywell KT-70
Weather Radar: Collins RTA-800
Radar Altimeter: Collins ALT-55B
TCAS: Honeywell CAS-66 TCAS 1
FMS: Universal UNS-1K w/ Improved LCD Glass
HF: Honeywell HF Transceiver
CVR: L3 Communications
Flitefone: AirCell AT.01 w/ Dual Handsets
ELT: Artex
SECAL
IFIS Electronic Chart Installation
XM Satellite Weather
Universal Permanent Data Transfer Unit

Precise Light Pulselite System
Devore Tail Logo Lights
Ski Tube
Snow Ski Compartment
Scott EROS Crew Mask w/ Smoke Googles
Medco Door Locks
B&D 1500 Cabin Information Display
N1 Safe Flight Computer
50 Cubic Foot Oxygen System
PSU Indirect Lighting
Three 110V Electrical Outlets
Inverter Located Outside Pressure vessel
Dispatch Ground Power for FMS/COM 2 & Audio
Enclosed Bravo Style Entrance Steps

TOGETHER WITH ALL ADDITIONS, ACCESSIONS, MODIFICATIONS, IMPROVEMENTS, REPLACEMENTS, SUBSTITUTIONS, AND ACCESSORIES THERETO AND THEREFOR, ALL AVIONICS, ONBOARD EQUIPMENT, LOOSE EQUIPMENT, MANUALS, DOCUMENTATION AND TECHNICAL PUBLICATIONS, NOW OWNED OR HEREAFTER ACQUIRED, AND ALL RECORDS AND LOGBOOKS (IN WRITTEN FORM OR AS COMPUTER DATA, DISCS OR TAPES, WHETHER NOW EXISTING OR HEREAFTER ACQUIRED OR CREATED, AND WHETHER IN THE POSSESSION OF LESSEE OR HELD ON BEHALF OF LESSEE BY OTHERS).

SCHEDULE NO. 2

TO

LEASE SUPPLEMENT

FINANCIAL TERMS

Rent Commencement Date:	October 5, 2007

Basic Term:	123 months commencing with the Rent Commencement Date through and including the Expiration Date

Renewal Term:	12 months commencing with the day next succeeding the Expiration Date, through and including the last day of the 12th month of such term.

Basic Rent Dates:	the 5th day of each and every calendar month from and including the First Basic Rent Date through and including the Last Basic Rent Date

First Basic Rent Date:	October 5, 2007

Last Basic Rent Date:	December 5, 2017

Expiration Date:	December 4, 2017

Corporate Lessee’s Exact Legal Name:	Ahern Rentals, Inc.

Corporate Lessee’s Form of Organization,	Corporation
State of Organization and	Nevada
Organizational Identification Number:	C28916- 1997
Federal Tax Identification Number:	88-0381960

Corporate Lessee’s Chief Executive Offices
and Principal Place of Business:	4241 S. Arville
Las Vegas, NV 89103

Corporate Lessee’s Mailing Address:	4241 S. Arville
Las Vegas, NV 89103

Ahern’s Exact Legal Name:	Don F. Ahern
Ahern’s State of Residence:	Nevada
Ahern’s Social Security Number:	###-##-####

Ahern’s Address:	8621 Scarsdale Drive
Las Vegas, NV 89117

Primary Hangar Location:	c/o Hutt Aviation. Inc.
1151 Airport Road
Minden, NV 89423

New Hangar Location:	c/o Ahern Rentals, Inc.
Citizen Avenue

Las Vegas, NV 89032

Acceptance Date:	October 5, 2007

Last Acceptance Date:	October 30, 2007

Date of Last Financial Statements:	June 30, 2007

SCHEDULE NO. 2-A

TO

LEASE SUPPLEMENT

Percentage of Lessor’s Cost

Daily Rent Percentage:	0.023172%

Basic Rent Percentage:

Basic Rent Number:	Percentage of Lessor’s Cost

1-123	0.695162%

Early Purchase Option Amount(s):

Basic Rent Number(s)	Percentage of Lessor’s Cost

After payment 64	81.13%
After payment 112	60.18%

Estimated Annual Hours:	500

Renewal Term:	12 months

Lessor’s Cost:	$3,550,000.00

Initials:

Corporate Lessee:

Ahern:

Lessor:

SCHEDULE NO. 3

TO

LEASE SUPPLEMENT

CASUALTY VALUES

Subject to the terms of the Lease, the Casualty Value of the Aircraft due on any Basic Rent Date shall be an amount equal to the Lessor’s Cost multiplied by the applicable percentage set forth opposite the Basic Rent number corresponding to such Basic Rent Date. Upon the exercise of any option to renew the Term by Lessee, Lessor shall provide to Lessee a new Schedule No. 3 setting forth the Casualty Values for the Renewal Term.

BASIC RENT NUMBER	CASULATY VALUE	BASIC RENT NUMBER	CASULATY VALUE	BASIC RENT NUMBER	CASULATY VALUE
1	103.305	48	91.403	95	72.690
2	103.194	49	91.056	96	72.251
3	103.082	50	90.705	97	71.812
4	102.943	51	90.352	98	71.372
5	102.789	52	89.994	99	70.928
6	102.633	53	89.633	100	70.484
7	102.474	54	89.269	101	70.039
8	102.306	55	88.903	102	69.590
9	102.131	56	88.535	103	69.138
10	101.945	57	88.164	104	68.687
11	101.753	58	87.791	105	68.233
12	101.559	59	87.416	106	67.779
13	101.354	60	87.038	107	67.324
14	101.143	61	86.658	108	66.865
15	100.929	62	86.275	109	66.406
16	100.705	63	85.890	110	65.946
17	100.474	64	85.502	111	65.482
18	100.241	65	85.112	112	65.018
19	100.005	66	84.719	113	64.552
20	99.764	67	84.324	114	64.083
21	99.517	68	83.928	115	63.611
22	99.265	69	83.531	116	63.139
23	99.008	70	83.134	117	62.655
24	98.749	71	82.735	118	62.191
25	98.484	72	82.334	119	61.715
26	98.214	73	81.932	120	61.235
27	97.941	74	81.529	121	60.756
28	97.663	75	81.123	122	60.274
29	97.380	76	80.717	123	60.000
30	97.094	77	80.309
31	96.806	78	79.898
32	96.514	79	79.485
33	96.219	80	79.071
34	95.920	81	78.656
35	95.618	82	78.241
36	95.313	83	77.824
37	95.005	84	77.404
38	94.693	85	76.984
39	94.379	86	76.563
40	94.061	87	76.138
41	93.740	88	75.714
42	93.416	89	75.288
43	93.089	90	74.858
44	92.759	91	74.426
45	92.425	92	73.994
46	92.088	93	73.560
47	91.747	94	73.126

Initials:

Corporate Lessee:

Ahern:

Lessor:

PAY PROCEEDS LETTER

BANC OF AMERICA LEASING & CAPITAL, LLC

One Financial Plaza

Providence, Rhode Island 02903-2448

We, the undersigned, hereby authorize Banc of America Leasing & Capital, LLC (“BALC”) to pay the following Payee(s) from the proceeds of financial accommodations provided to us by BALC as evidenced by that certain AIRCRAFT LEASE (S/N525-0497) dated as October 5, 2007. Make disbursements directly to said Payee(s) as follows:

PAYEE	Amount of Payment

Insured Aircraft Title Service, Inc.	$3,550,000.00
International Bank of Commerce
ABA No.: 114902528
Account Name: Insured Aircraft title Service, Inc.
Account No: 0717213717

TOTAL:	$3,550,000.00

[SIGNATURE PAGE FOLLOWS]

DAUGHERTY, FOWLER, PEREGRIN, HAUGHT & JENSON
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
204 NORTH ROBINSON
Suite 900
OKLAHOMA CITY, OKLAHOMA 73102
TELEPHONE: (405) 232-0003
FACSIMILE: (405) 232-0865
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CONFIRMATION
MEMORANDUM

VIA E-MAIL

TO:	Chad Kavanagh

FROM:	Robert M. Peregrin, Esq.

DATE:	October 5, 2007

RE:

One (1) Cessna, generic and enhanced model 525, aircraft bearing manufacturer’s serial number 525-0497 and U.S. Registration No. N525JJ (the “Airframe”) and two (2) Williams International Co. LLC, generic and enhanced model FJ44-1A, aircraft engines bearing manufacturer’s serial numbers 2000 and 2012 (the “Engines”) (Our File: 17700-207.091)

This will confirm that on this date we field with the Federal Aviation Administration (the “FAA”) the following described instruments at the respective times listed below:

(a)                                                         AC From 8050-2 Aircraft Bill of Sale dated October 5, 2007 (“FAA Bill of Sale”) from N525JJ, LLC, as seller, conveying title to the Airframe to Bell Aviation, Inc. (“Bell”), which  FAA Bill of Sale A was field at 1:26 p.m., C.D.T.;

(b)                                                        Aircraft Bill of Sale dated October 5, 2007 (“FAA Bill of Sale B”) from Bell, as seller, conveying title to the Airframe and the Engines to Banc of America Leasing & Capital, LLC (“BALCAP”), which FAA Bill of Sale B was field at 1:27 p.m., C.D.T.;

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